Exhibit 3.12

Notice of 2017

Annual General

Meeting of

Shareholders

and

Management

Proxy

Circular

Our Annual General Meeting of Shareholders will be held at 10:00 a.m. (Eastern Standard Time) on Tuesday, January 24, 2017 at the Centre Mont-Royal located at 2200 Mansfield Street, Montréal, Québec.

As a shareholder of METRO INC., you may exercise the voting rights attached to your shares by proxy or in person at the meeting.

Your vote is important.

This document sets forth who is entitled to vote, the matters upon which you will be asked to vote and how to exercise your shareholder voting rights. Please read it carefully.

Table of contents

Notice of Meeting	1

Management Proxy Circular	2

Solicitation of Proxies	2

Information Regarding Voting	2

Registered Shareholders	2

Non-registered Shareholders	3

Electronic Voting at the Annual Meeting	3

Notice and Access Rules	3

Voting Securities and Principal Holders thereof	3

Financial Statements	4

Election of Directors	4

Appointment of Auditors	13

Auditor’s Independence	13

Fees for the Services of the Auditors	14

Advisory Vote on Executive Compensation	14

Shareholder Proposal	14

The Board of Directors and its Committees	15

Director Compensation	18

Diversity	22

Executive Compensation	23

Corporate Governance	44

Other Matters	45

Shareholders’ Proposals for the 2018 Annual Meeting	45

Additional Information	45

Approval by the Directors	45

Exhibit A	46

Exhibit B	48

Exhibit C	49

Exhibit D	50

Exhibit E	53

Exhibit F	54

Exhibit G	55

Exhibit H	63

Exhibit I	64

Notice of Annual General Meeting of Shareholders

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Meeting”) of METRO INC. (the “Corporation”) will be held at the Centre Mont-Royal located at 2200 Mansfield Street, Montréal, Québec, on January 24, 2017 at 10:00 a.m. (Eastern Standard Time), for the following purposes:

1.	receiving the Consolidated Financial Statements of the Corporation for the financial year ended September 24, 2016, and the report of the independent auditors thereon;

2.	electing directors;

3.	appointing auditors;

4.	considering and, if deemed appropriate, passing an advisory resolution on the Corporation’s approach to executive compensation as described on page 14 of the Management Proxy Circular (the “Circular”);

5.	considering the shareholder proposal set forth in Exhibit A to the Circular;

6.	transacting such other business as may properly be brought forward at the Meeting.

The holders of Common Shares of record at the close of business on December 9, 2016, are entitled to receive notice of, to attend and to vote at this Meeting.

The Corporation has elected to use the Notice and Access rules adopted by the Canadian Securities Administrators to reduce the volume of paper with respect to materials distributed for the purpose of the Meeting. Instead of receiving the Circular, shareholders will receive a Notice of Meeting with instructions on how to access the remaining Meeting materials online together with the form of proxy or voting instruction form, as the case may be. The Circular and other relevant materials are available on the Internet at http://corpo.metro.ca/en/investor-relations/annual-general-meeting.html or on the Canadian Securities Administrators’ website at www.sedar.com. Shareholders are advised to review the Meeting materials prior to voting. Any shareholder who wishes to receive a paper copy of the Meeting materials may, at no cost, request such printed copies by calling our proxy solicitation agent D.F. King Canada toll-free at 1 800 246-2916, if you are in North America, or at 1 201 806-7301, if you are outside North America, or by email at inquiries@dfking.com.

Paper copies of the Meeting materials must be requested as soon as possible, but no later than January 10, 2017, in order to allow shareholders sufficient time to receive and review said Meeting materials and return the form of proxy or voting instruction form in the prescribed time.

Montréal, December 9, 2016

By order of the Board of Directors

Simon Rivet

Corporate Secretary

Note:

The holders of Common Shares who are unable to attend the Meeting in person are requested to proceed according to the instructions provided in the Circular, and to return the proxy or voting instruction form at their earliest convenience, but before 10:00 a.m. (Eastern standard time), on January 23, 2017.

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	1

Management Proxy Circular

This Management Proxy Circular (the “Circular”) is provided in connection with the solicitation of proxies for the Annual General Meeting of Shareholders (the “Meeting”) of METRO INC. (the “Corporation”) to be held on Tuesday, January 24, 2017, at the place and time and for the purposes set forth in the enclosed notice of said Meeting (the “Notice of Meeting”), and all adjournments thereof.

SOLICITATION OF PROXIES

The enclosed proxy is being solicited by the management of the Corporation. The solicitation will be made primarily by mail, but the directors, officers and employees of the Corporation may also solicit proxies by telephone, by fax, by Internet, through advertisements or in person. The Corporation will also retain the services of other parties to solicit proxies, in particular D.F. King Canada. The solicitation costs will be at the expense of the Corporation, including any costs in connection with the services provided by D.F. King Canada which are estimated at approximately $33,500.

In addition, the Corporation will, upon request, reimburse brokers and nominees for expenses reasonably incurred for forwarding voting instruction forms and accompanying material to beneficial owners of Common Shares of the Corporation.

INFORMATION REGARDING VOTING

REGISTERED SHAREHOLDERS

A registered shareholder is a shareholder whose shares are directly registered in his or her name in the Corporation’s register of shareholders. Holders of shares of record at the close of business in Montréal, Québec, on December 9, 2016 (the “Record Date”) will be entitled to attend the Meeting and any adjournment thereof, and exercise the voting rights attached to their shares. Shareholders entitled to exercise their voting rights may appoint another person (a “Proxyholder”) to attend the Meeting and exercise such voting rights.

VOTING RIGHTS EXERCISED BY PROXY The person named as Proxyholder in the enclosed proxy form will exercise the voting rights attached to the Common Shares which are subject to said proxy, in accordance with the instructions set forth by the shareholder. Unless contrary instructions are indicated on the proxy form, the voting rights attached to such shares will be voted “FOR” the approval of matters referred to in items two (2), three (3) and four (4) of the Notice of Meeting, and “AGAINST” the matter referred to in item five (5) of the Notice of Meeting.

The enclosed proxy confers discretionary authority upon the Proxyholder with respect to all amendments to matters set forth in the Notice of Meeting and any other matter which may properly be brought before the Meeting. As at the date of this Circular, the management of the Corporation is unaware of any such amendments or other matters to be brought at the Meeting.

APPOINTMENT OF A PROXYHOLDER A shareholder has the right to appoint a Proxyholder to represent him at the Meeting other than the persons whose names already appear as Proxyholders in the enclosed proxy form, by inserting the name of the Proxyholder of his or her choice in the blank space provided for that purpose in the proxy form. The Proxyholder need not be a shareholder of the Corporation. If the shareholder is a corporation, the proxy form must be executed by a duly authorized officer or attorney thereof.

You may enter your voting instructions by following the instructions indicated on the front and back of the proxy form.

REVOCATION OF A PROXY A shareholder who executes and returns the enclosed proxy form may revoke same in any manner permitted by law, including by way of written notice duly executed by the shareholder, by his or her attorney who has written authorization to act on his or her behalf or, if the shareholder is a corporation, by a duly authorized officer or attorney thereof, and submit said revocation to the transfer agent of the Corporation, CST Trust Company, before the proxy is acted upon at the Meeting or any adjournment thereof.

If you have any questions with respect to the foregoing, wish to receive an additional copy of this Circular or need help to vote, we invite you to contact D.F. King Canada by calling toll-free 1 800 246-2916, if you are in North America, or 1 201 806-7301, if you are outside North America, or by emailing your request at inquiries@dfking.com.

2	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

NON-REGISTERED SHAREHOLDERS

A non-registered shareholder is a shareholder whose shares are registered in the name of a representative, such as an investment dealer or another intermediary, rather than in the shareholder’s name.

Applicable securities laws and regulations require that the representative of a non-registered shareholder seeks the latter’s voting instructions prior to the Meeting. The non-registered shareholder will receive a voting instruction form from his or her representative with respect to the number of shares held on his or her behalf. The voting instruction form sent by the representative will contain instructions pertaining to the execution and transmission of the document, which instructions should be carefully read and followed by the non-registered shareholder to ensure that his or her voting rights are exercised accordingly at the Meeting.

A non-registered shareholder who is unable to attend the Meeting but wishes that his or her voting rights be exercised on his behalf by a Proxyholder must therefore follow the voting instructions provided by his or her representative.

A non-registered shareholder who wishes to exercise his or her voting rights in person at the Meeting must indicate his or her own name in the space provided for such purpose on the voting instruction form in order to appoint himself or herself as Proxyholder, and follow the instructions provided by his or her representative with respect to the execution and transmission of the document.

If you have any questions with respect to the foregoing, wish to receive an additional copy of this Circular or need help to vote, we invite you to contact D.F. King Canada by calling toll-free 1 800 246-2916, if you are in North America, or 1 201 806-7301, if you are outside North America, or by emailing your request at inquiries@dfking.com.

ELECTRONIC VOTING AT THE ANNUAL MEETING

In keeping with our commitment to reduce our impact on the environment and in order to facilitate the voting at the Meeting, voting on all items of business shall be carried out by electronic ballot rather than on paper. The transfer agent will provide each shareholder with a handheld device together with information regarding its use at the Meeting.

NOTICE AND ACCESS RULES

The Corporation has elected to use the Notice and Access rules adopted by the Canadian Securities Administrators to reduce the volume of paper with respect to materials distributed for the purpose of the Meeting. Instead of receiving this Circular, shareholders will receive a Notice of Meeting with the proxy or voting instruction form, as the case may be, along with instructions on how to access the Meeting materials online. The Corporation will send the Notice of Meeting and proxy form directly to registered shareholders. The Corporation will pay for intermediaries to deliver the Notice of Meeting, voting instruction form and other Meeting materials requested by non-registered shareholders.

This Circular and other relevant materials are available on the Internet at http://corpo.metro.ca/en/investor-relations/annual-general-meeting.html or on the Canadian Securities Administrators’ website www.sedar.com.

If you would like to receive a printed copy of the Meeting materials by mail, at no cost, you must request same D.F. King Canada by calling toll-free 1 800 246-2916, if you are in North America, or 1 201 806-7301, if you are outside North America, or by emailing your request at inquiries@dfking.com.

To ensure that you receive the materials in advance of the voting deadline and the Meeting, all requests must be received no later than January 10, 2017 to ensure timely receipt. If you request a paper copy of the materials, please take note that no additional proxy form or voting instruction form shall be sent to you. Therefore, please make sure that you retain the form that you received with the Notice of Meeting for voting purposes.

To obtain a printed copy of the materials following the Meeting, please contact D.F. King Canada by calling toll-free at 1 800 246-2916, if you are in North America, or 1 201 806-7301, if you are outside North America, or by emailing your request at inquiries@dfking.com.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Common Shares (the “Share(s)”) constitute the only class of shares of the Corporation carrying voting rights at a general meeting of shareholders. Each Share entitles its holder to one (1) vote. Each holder of Shares is entitled, at a meeting or any adjournment thereof, to one (1) vote for each Share registered in such holder’s name at the close of business on the Record Date.

As at December 2, 2016, there were 231,402,966 Shares of the Corporation issued and outstanding, representing in the aggregate 100% of the votes attached to all Shares of the Corporation.

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	3

To the knowledge of the directors and officers of the Corporation, the only person who, as at December 2, 2016, exercised or claimed to exercise beneficial ownership, control or direction over 10% of the Corporation’s Shares was:

	Approximate number of	Approximate
Name	Shares	percentage of Shares
Fidelity Management & Research Company(1)	47,067,594	20.34%

(1)	On the basis of the information available on SEDAR (www.sedar.com) and on SEDI (www.sedi.ca).

FINANCIAL STATEMENTS

The Consolidated Financial Statements of the Corporation for the financial year ended September 24, 2016, and the report of the independent auditors thereon will be submitted at the Meeting. These Consolidated Financial Statements appear in the Corporation’s 2016 Annual Report (the “Annual Report”) that was mailed to shareholders who requested it together with the Notice of Meeting. The Annual Report is available on SEDAR (www.sedar.com) as well as on the Corporation’s corporate Internet Website (http://corpo.metro.ca/en/investor-relations/annual-general-meeting.html).

ELECTION OF DIRECTORS

The Articles of the Corporation provide for a minimum of seven (7) and a maximum of 19 directors, which number is to be determined from time to time by resolution of the Board of Directors of the Corporation (the “Board of Directors” or the “Board”). The Board of Directors has set at 13 the number of directors for the upcoming year. The Corporation’s By-laws provide that each director is elected for a one-year term beginning on the date of the annual meeting of shareholders during which he or she is elected and ending at the following annual meeting of shareholders or upon the election of his or her successor, unless the director resigns or his or her seat becomes vacant as a result of death, removal or any other reason.

According to a policy of the Corporation, any person who was a director of the Corporation on January 30, 2012 may subsequently stand for election as a director, provided that at the time of such director’s election he or she is under the age of 72. Any other person may stand for election as a director of the Corporation provided that at the time of such director’s election, he or she is under the age of 72 and has been a director of the Corporation for less than 15 years.

MAJORITY VOTING POLICY The Board of Directors has adopted a policy providing that a nominee for the position of director who receives a greater number of votes “WITHHELD” than votes “FOR” during the election of directors by shareholders at a meeting of shareholders, will offer promptly his or her resignation to the Chair of the Board following said meeting of shareholders. The Corporate Governance and Nominating Committee will consider such offer to resign and make a recommendation to the Board to accept it unless exceptional circumstances justify otherwise. The Board will accept the resignation, unless exceptional circumstances justify otherwise, and issue a press release to that effect within 90 days following the meeting of shareholders. The director who offered his or her resignation shall not take part in any of the Corporate Governance Committee’s or the Board’s deliberations pertaining to his or her offer to resign. This policy only applies in circumstances involving an uncontested election of directors. An “uncontested election of directors” means that the number of nominees for the position of director is equal to the number of directors to be elected to the Board, and that no proxy material is circulated in support of one (1) or more nominees other than those presented by the Board. Subject to any restriction imposed by law, in the event that the Board accepts the resignation offer of a director, the Board may leave the resulting vacancy unfilled until the next annual meeting of shareholders. It may also opt to fill the vacancy by appointing a new director whom the Board considers to merit the trust of the shareholders. It may further decide to call a meeting of shareholders in order to introduce a new candidate to fill the vacant position.

4	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

POLICY ON EXTERNAL BOARDS The Board of Directors has adopted this year a policy limiting the number of directorships of its directors to a maximum of four (4) public companies, including the Corporation. As well, no more than two (2) directors of the Corporation shall hold a director seat at the same board of another public company at the same time. Therefore, the Corporate Governance and Nominating Committee of the Corporation shall take into consideration the directorships of potential nominees and shall not propose a slate of directors for election by shareholders if the election of those directors would result in more than two (2) directors holding a director seat at the same time at the same board of another public company. A director of the Corporation shall obtain the prior approval of the Corporate Governance and Nominating Committee before submitting his or her candidacy as director of another public company.

NOMINEES Nominees for the position of director are the current directors of the Corporation, except for Mr. Serge Ferland who will not stand for re-election this year.

Unless contrary instructions are indicated, the persons named as Proxyholder in the enclosed proxy form or voting instruction form intend to vote “FOR” the election, as directors of the Corporation, of the 13 nominees whose names are set forth below.

Management of the Corporation does not expect that any such nominee will be unable or, for any reason, become unwilling to serve as a director, but if the foregoing should occur for any reason prior to the election, the Proxyholders in the enclosed proxy form or voting instruction form may vote for another nominee of their choice.

The following tables describe the nominees for the position of director of the Corporation. Each nominee for the position of director of the Corporation holds the principal occupation indicated opposite his or her name. The nominees’ experience as well as their previous functions, as applicable, are hereinafter summarized. The other boards of public corporations on which nominees currently serve as well as information relating to their equity holdings in the Corporation are also mentioned. None of the nominees serve together on the same board of another public company.

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	5

Maryse Bertrand Ad. E. Age 57 Montréal, Québec Independent Director since: 2015	Principal occupation	Strategic Advisor and Counsel to Borden, Ladner, Gervais L.L.P.
	Committee(s)	• Corporate Governance and Nominating
2016 Annual Meeting Votes in favour (%): 99.90
Mrs. Bertrand is Strategic Advisor and Counsel to Borden, Ladner, Gervais L.L.P. since September 2016. Mrs. Bertrand was Vice-President, Real Estate Services, Legal Services and General Counsel at CBC/Radio-Canada from 2009 to 2015. She previously spent her career as a lawyer and as a partner at Davies Ward Philips & Vineberg LLP between 1981 and 2009. She holds a Bachelor’s degree in Civil Law from McGill University and a Masters in Risk Management from New York University Stern School of Business. She is a member of the Board of Directors of National Bank of Canada, is a member of its Risk Management Committee and chairs its Governance and Conduct Review Committee. She is also a member of the Board of Governors, Human Resources Committee and Committee to Advise on Matters of Social Responsibility of McGill University. She also chaired the Board of Directors of ARTV and was a director of the retailer La Senza Inc. as well as a member of its Audit Committee and Chair of its Governance Committee. Mrs. Bertrand has received the title of Lawyer Emeritus (Ad.E.) from the Québec Bar in 2007 in recognition of her exceptional contribution to the legal profession.

INFORMATION ON EQUITY HOLDINGS

Minimum
holding
					Total net	Total value at risk	Value at risk as	requirement met
December 2, 2016		December 3, 2015			change	as of December 2, 2016	multiple of Base	(Ö) or time limit to
Shares	DSUs	Shares		DSUs	(#)	($)(1)	Annual Retainer(2)	meet requirement
1,800(3)	4,174	1,800	(3)	1,759	2,415	240,931	3.01	Ö

(1)	The total value at risk is based on the closing price on December 2, 2016 ($40.33).
(2)	Determined using the base annual retainer in effect on September 24, 2016 ($80,000).
(3)	Mrs. Maryse Bertrand also controls 6,870 Shares of which she does not have beneficial ownership.

Stephanie Coyles Age 49 Toronto, Ontario Independent Director since: 2015	Principal occupation	Strategy Consultant
	Committee(s)	• Audit
2016 Annual Meeting Votes in favour (%): 99.86
Mrs. Coyles is a Strategy Consultant serving private equity and business consulting clients. She was a director of Postmedia Network Inc from January to October 2016. She was an executive and Chief Strategic Officer at LoyaltyOne Co. from 2008 to 2012. She started her career in 1990 at McKinsey & Company Canada as a management consultant and, from 2000 to 2008, as a principal. She holds a Master’s degree in Public Policy from the Kennedy School of Government at Harvard University and a Bachelor of Commerce degree from Queen’s University.

INFORMATION ON EQUITY HOLDINGS

December 2, 2016		December 3, 2015		Total net change	Total value at risk as of December 2, 2016	Value at risk as multiple of Base	Minimum holding requirement met (Ö) or time limit to
Shares	DSUs	Shares	DSUs	(#)	($)(1)	Annual Retainer(2)	meet requirement
—	3,950	—	1,554	2,396	159,304	1.99	2018-01-27

(1)	The total value at risk is based on the closing price on December 2, 2016 ($40.33).
(2)	Determined using the annual retainer in effect on September 24, 2016 ($80,000).

6	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

Marc DeSerres Age 63 Montréal, Québec Independent Director since: 2002	Principal occupation	President of Omer DeSerres Inc. (national chain of art supply stores)
	Committee(s)	• Corporate Governance and Nominating • Human Resources
2016 Annual Meeting Votes in favour (%): 98.02
Mr. DeSerres has been president of Omer DeSerres Inc. since 1980. He has over 35 years of experience in the retail business. He holds a Bachelor’s degree in Administration from Concordia University. From 1998 to 2012, Mr. DeSerres was Chair of the Board of Directors of the Musée d’art contemporain de Montréal, for which he also served as a member of its Corporate Governance and Audit committees from 2004 to 2012.

INFORMATION ON EQUITY HOLDINGS

Minimum holding
				Total net	Total value at risk	Value at risk as	requirement met
December 2, 2016		December 3, 2015		change	as of December 2, 2016	multiple of Base	(Ö) or time limit to
Shares	DSUs	Shares	DSUs	(#)	($)(1)	Annual Retainer(2)	meet requirement
14,427	38,775	14,427	36,964	1,811	2,145,637	26.82	Ö

(1)	The total value at risk is based on the closing price on December 2, 2016 ($40.33).
(2)	Determined using the base annual retainer in effect on September 24, 2016 ($80,000).

Claude Dussault Age 62 Québec, Québec Independent Director since: 2005	Principal occupation	President of ACVA Investing Corporation (portfolio management company)
	Committee(s)	• Human Resources (Chair)
2016 Annual Meeting Votes in favour (%): 99.50

Mr. Dussault is president of ACVA Investing Corporation, a private portfolio management company. Mr. Dussault is also Chair of the Board of Directors of Intact Financial Corporation since January 1, 2008. He has held various management positions within the ING Group for more than 20 years, including President and Chief Executive Officer of ING Canada Inc. (now Intact Financial Corporation). Mr. Dussault is an actuary and a Fellow of the Canadian Institute of Actuaries and of the Casualty Actuarial Society. He holds a Bachelor’s degree in Actuarial Science from Université Laval and has also participated in the Advanced Executive Education Program at the Wharton School of Business.

INFORMATION ON EQUITY HOLDINGS

Minimum holding
				Total net	Total value at risk	Value at risk as	requirement met
December 2, 2016		December 3, 2015		change	as of December 2, 2016	multiple of Base	(Ö) or time limit to
Shares	DSUs	Shares	DSUs	(#)	($)(1)	Annual Retainer(2)	meet requirement
12,000	33,914	12,000	32,885	1,029	1,851,712	23.15	Ö

(1)	The total value at risk is based on the closing price on December 2, 2016 ($40.33).
(2)	Determined using the base annual retainer in effect on September 24, 2016 ($80,000).

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	7

Russell Goodman FCPA, FCA Age 63 Lac-Tremblant-Nord, Québec Independent Director since: 2012	Principal occupation	Corporate Director
	Committee(s)	• Audit • Corporate Governance and Nominating

2016 Annual Meeting Votes in favour (%): 99.71

Mr. Goodman is a director, Chair of the Audit and Finance Committee and member of the Human Resources and Compensation Committee of Gildan Activewear Inc. He is also a director, Chair of the Audit Committee and member of the Compensation and Nomination Committee of Northland Power Inc. He was also a director and Chair of the Audit Committee and Special Independent Directors Committee as well as a member of the Human Resources and Compensation Committee of Whistler Blackcomb Holdings Inc. until its sale in October 2016. He spent his professional career at PricewaterhouseCoopers LLP and Price Waterhouse LLP until his retirement in 2011. From 1998 to 2011, he was the Managing Partner of various business units in Canada and the Americas, primarily in the mergers and acquisitions, restructuring and corporate finance areas. Mr. Goodman is a Chartered Professional Accountant. He holds a Bachelor of Commerce degree from McGill University and is a Fellow of the Order of Professional Chartered Accountants of Québec. He is also a graduate of the Directors Education Program of the Institute of Corporate Directors (ICD).

INFORMATION ON EQUITY HOLDINGS

Minimum holding
				Total net	Total value at risk	Value at risk as	requirement met
December 2, 2016		December 3, 2015		change	as of December 2, 2016	multiple of Base	(Ö) or time limit to
Shares	DSUs	Shares	DSUs	(#)	($)(1)	Annual Retainer(2)	meet requirement
8,100	7,322	8,100	6,585	737	621,969	7.77	Ö

(1)	The total value at risk is based on the closing price on December 2, 2016 ($40.33).
(2)	Determined using the base annual retainer in effect on September 24, 2016 ($80,000).

Marc Guay Age 58 Oakville, Ontario Independent Director since: 2016	Principal occupation	Corporate Director
	Committee(s)	• Corporate Governance and Nominating

2016 Annual Meeting Votes in favour (%): 99.94

Mr. Guay retired from PepsiCo Foods Canada Inc. in August 2015 after 29 years of service. He held the position of president of PepsiCo Foods Canada Inc from 2008 to 2015 and president of Frito Lay Canada Inc. from 2001 to 2008. He holds a Bachelor’s degree in Commerce from École des Hautes Études Commerciales (Université de Montréal) and completed an Advanced Executive Program of the Kellogg School of Business at the Northwestern University (Chicago). He is a graduate of the Directors Education Program of the Institute of Corporate Directors (ICD).

INFORMATION ON EQUITY HOLDINGS

Minimum holding
				Total net	Total value at risk	Value at risk as	requirement met
December 2, 2016		December 3, 2015		change	as of December 2, 2016	multiple of Base	(Ö) or time limit to
Shares	DSUs	Shares	DSUs	(#)	($)(1)	Annual Retainer(2)	meet requirement
3,350	1,210	1,350	—	3,210	183,905	2.30	2019-01-26

(1)	The total value at risk is based on the closing price on December 2, 2016 ($40.33).
(2)	Determined using the base annual retainer in effect on September 24, 2016 ($80,000).

8	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

Christian W.E. Haub Age 52 Greenwich, Connecticut United States of America Independent Director since: 2006	Principal occupation	Co-chief Executive Officer of The Tengelmann Group (retail business)
	Committee(s)	• Human Resources
2016 Annual Meeting Votes in favour (%): 99.57

Mr. Haub is Co-Chief Executive Officer of The Tengelmann Group (“Tengelmann”), a large German Corporation operating in the retail business, for which he manages its North American activities. From 1991 to 2012, he has held various executive positions (including Chair of the Board) at The Great Atlantic & Pacific Tea Company, Inc., a subsidiary of Tengelmann, until its divestiture in 2012. He holds a Master’s degree in Social and Economic Sciences from the Austrian University of Economics and Business Administration.

INFORMATION ON EQUITY HOLDINGS

December 2, 2016		December 3, 2015		Total net change	Total value at risk as of December 2, 2016	Value at risk as multiple of Base	Minimum holding requirement met (Ö) or time limit to
Shares	DSUs	Shares	DSUs	(#)	($)(1)	Annual Retainer(2)	meet requirement
13,500	46,246	13,500	43,367	2,879	2,409,556	30.12	Ö

(1)	The total value at risk is based on the closing price on December 2, 2016 ($40.33).
(2)	Determined using the base annual retainer in effect on September 24, 2016 ($80,000).

Michel Labonté Age 71 Montréal, Québec Independent Director since: 2006	Principal occupation	Corporate Director
	Committee(s)	• Audit (Chair)
• Human Resources
2016 Annual Meeting Votes in favour (%): 98.99

Mr. Labonté is a director, Chair of the Risk Management Committee and member of the Human Resources and Corporate Governance Committee of the Laurentian Bank of Canada, as well as a director and Chair of the Audit Committee and member of the Risk Management Committee of Otéra Capital Inc. He was also a director, Chair of the Board and member of the Audit Committee of Manac Inc. First at Hydro-Québec and then at National Bank of Canada, he has held various management positions, including Chief Financial Officer, for a period of 15 years. From 2005 to October 2006, he served as Executive Advisor to National Bank of Canada’s Senior Management. Mr. Labonté holds a Bachelor’s degree in Architecture from the Faculty of Engineering of McGill University and a Master’s degree in Urban Planning from Université de Montréal.

INFORMATION ON EQUITY HOLDINGS

December 2, 2016		December 3, 2015		Total net change	Total value at risk as of December 2, 2016	Value at risk as multiple of Base	Minimum holding requirement met (Ö) or time limit to meet
Shares	DSUs	Shares	DSUs	(#)	($)(1)	Annual Retainer(2)	requirement
1,500	31,420	1,500	29,586	1,834	1,327,664	16.60	Ö

(1)	The total value at risk is based on the closing price on December 2, 2016 ($40.33).
(2)	Determined using the base annual retainer in effect on September 24, 2016 ($80,000).

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	9

Eric R. La Flèche Age 54 Town of Mount Royal, Québec Non-Independent Director since: 2008	Principal occupation	President and Chief Officer of the Corporation
	Committee(s)	N/A
2016 Annual Meeting Votes in favour (%): 99.78
Mr. La Flèche is President and Chief Executive Officer of the Corporation since April 2008. He joined the Corporation in 1991 and has since then held various management positions, including Executive Vice-President and Chief Operating Officer from 2005 to 2008. Mr. La Flèche holds an MBA from Harvard Business School and a degree in Civil Law from the University of Ottawa. He is a director and member of the Risk Review Committee of the Bank of Montreal. Mr. La Flèche is involved with several not-for-profit organizations, including Centraide of Greater Montréal of which he co-presided the 2015 financing Campaign.

INFORMATION ON EQUITY HOLDINGS

December 2, 2016		December 3, 2015		Total net change	Total value at risk as of December 2, 2016	Value at risk as multiple of Base	Minimum holding requirement met (Ö) or time limit to
Shares	DSUs	Shares	DSUs	(#)	($)(1)	Annual Retainer(2)	meet requirement
251,778	—	246,756	—	5,022	10,154,207	—	Ö

(1)	The total value at risk is based on the closing price on December 2, 2016 ($40.33).
(2)	See the “Minimum Holding of Shares and PSUs by NEOs” section on page 30 of this Circular.

Christine Magee C.M. Age 57 Oakville, Ontario Independent Director since: 2016	Principal occupation	Co-founder and Executive Co-Chair of the Board of Directors of Sleep Country Canada Holdings Inc.
	Committee(s)	• Audit
2016 Annual Meeting Votes in favour (%): 99.83
Mrs. Magee is Co-founder and Executive Co-Chair of the board of directors of Sleep Country Canada Holdings Inc. where she also assumed the role of President from 1994 to 2014. She currently sits on the Board of Sirius XM Canada Holdings Inc. where she is also Chair of the Audit Committee and of the Corporate Governance Committee as well as a member of the Compensation Committee. She also sits on the boards of different not-for-profit organizations. She was a director of Cott Corporation from 2004 to 2008 as well as of McDonald’s Restaurants of Canada Limited from 1999 to 2004. She holds an HBA (Honours) from the University of Western Ontario.

INFORMATION ON EQUITY HOLDINGS

December 2, 2016		December 3, 2015		Total net change	Total value at risk as of December 2,	Value at risk as multiple of Base Annual	Minimum holding requirement met (Ö) or time limit to
Shares	DSUs	Shares	DSUs	(#)	2016 ($)(1)	Retainer(2)	meet requirement
—	1,402	—	—	1,402	56,543	0.71	2019-01-26

(1)	The total value at risk is based on the closing price on December 2, 2016 ($40.33).
(2)	Determined using the base annual retainer in effect on September 24, 2016 ($80,000).

10	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

Marie-José Nadeau Ad. E., C.M. Age 63 Montréal, Québec Independent Director since: 2000	Principal occupation	Corporate Director
	Committee(s)	• Corporate Governance and Nominating (Chair) • Human Resources
2016 Annual Meeting Votes in favour (%): 98.60
Mrs. Nadeau was Chair of the World Energy Council from 2013 to 2016. From 1993 to 2015, Mrs. Nadeau was a member of the senior executive team of Hydro-Québec as Executive Vice-President, Corporate Affairs and Secretary General. She has developed a wide-ranging experience in strategic areas of a large corporation. Mrs. Nadeau is a director and member of the Audit Committee and of the Strategy, Investment and Technology Committee of the French public company, ENGIE Group. Mrs. Nadeau is a lawyer and holds a Master’s degree in Public Law from the University of Ottawa. Mrs. Nadeau has received the title of Lawyer Emeritus (Ad.E.) from the Québec Bar in 2009 in recognition of her exceptional contribution to the legal profession.

INFORMATION ON EQUITY HOLDINGS

Minimum
holding
				Total net	Total value at risk	Value at risk as	requirement met
December 2, 2016		December 3, 2015		change	as of December 2, 2016	multiple of Base	(Ö) or time limit to
Shares	DSUs	Shares	DSUs	(#)	($)(1)	Annual Retainer(2)	meet requirement
14,661	34,231	14,661	32,595	1,636	1,971,814	24.65	Ö

(1)	The total value at risk is based on the closing price on December 2, 2016 ($40.33).
(2)	Determined using the base annual retainer in effect on September 24, 2016 ($80,000).

Réal Raymond Age 66 Montréal, Québec Independent Director since: 2008	Principal occupation	Chair of the Board of the Corporation
	Committee(s)	N/A
2016 Annual Meeting Votes in favour (%): 99.73
Mr. Raymond is Chair of the Board of the Corporation since January 2015 and was Lead Director of the Corporation from 2010 to 2015. He spent his entire career at National Bank of Canada where he has held various positions, including President and Chief Executive Officer from March 2002 to May 2007. Mr. Raymond holds a Certificate degree in Administration from Université Laval and an MBA from Université du Québec à Montréal. He is also a graduate of the Institute of Canadian Bankers. He is a director and Chair of the Board of Directors of Heroux-Devtek Inc. as well as a member of its Human Resources Committee and Governance Committee. He also serves on the Board of Directors of Sun Life Financial Inc. where he is also a member of the Audit and Conduct Review Committee and the Risk Review Committee.

INFORMATION ON EQUITY HOLDINGS

December 2, 2016		December 3, 2015		Total net	Total value at risk as of December 2, 2016	Value at risk as multiple of Base	Minimum holding requirement met (Ö) or time limit to
Shares	DSUs	Shares	DSUs	change (#)	($)(1)	Annual Retainer(2)	meet requirement
18,000	29,356	18,000	25,965	3,391	1,909,867	7.64	Ö

(1)	The total value at risk is based on the closing price on December 2 2016 ($40.33).
(2)	Determined using the base annual retainer in effect on September 24, 2016 ($250,000).

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	11

Line Rivard Age 57 Montréal, Québec Independent Director since: 2014	Principal occupation	Corporate Director
	Committee(s)	• Audit
2016 Annual Meeting Votes in favour (%): 99.87

Mrs. Rivard is a corporate Director. She serves on the Board of Directors of Ivanhoe Cambridge Inc. and is Chair of its Investment Committee and member of its Human Resources Committee and its Audit Committee. From 1989 to 2009, she has held various positions at BMO Capital Markets, including Vice-President and Managing Director, Corporate and Investment Banking – Montréal from 1997 to 2009. From February 2014 to 2015, she acted as Special Advisor to the Governor of the Bank of Canada. She holds an MBA from Concordia University and is a graduate of the Directors Education Program of the Institute of Corporate Directors (ICD).

INFORMATION ON EQUITY HOLDINGS

Minimum
holding
				Total net	Total value at risk	Value at risk as	requirement met
December 2, 2016		December 3, 2015		change	as of December 2, 2016	multiple of Base	(Ö) or time limit to
Shares	DSUs	Shares	DSUs	(#)	($)(1)	Annual Retainer(2)	meet requirement
900	8,281	900	5,749	2,532	370,270	4.63	Ö

(1)	The total value at risk is based on the closing price on December 2, 2016 ($40.33).
(2)	Determined using the base annual retainer in effect on September 24, 2016 ($80,000).

12	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

DIRECTORS’ NOMINEES’ SKILLS AND EXPERIENCE MATRIX The following is a matrix outlining the directors’ nominees’ skills and experience.

Name of Current Directors / Skills and Experience	M. Bertrand	S. Coyles	M. De Serres	C. Dussault	R. Goodman	M. Guay	C. W. E. Haub	M. Labonté	E. R. La Flèche	C. Magee	M.-J. Nadeau	R. Raymond	L. Rivard
Independence	√	√	√	√	√	√	√	√		√	√	√	√
Man / Woman	W	W	M	M	M	M	M	M	M	W	W	M	W
CEO / Senior Officer of a public or private company	√	√	√	√	√	√	√	√	√	√	√	√	√
Prior or current Public Company Board Experience	√	√	√	√	√		√	√	√	√	√	√	√
Financial Expert				√	√			√		√		√	√
Large Corporation	√	√		√	√	√	√	√	√	√	√	√	√
Real Estate	√		√		√		√		√	√			√
Legal	√								√		√		
Food Business		√				√	√		√				
Other Retail Business / Marketing	√	√	√	√		√	√		√	√			√
Human Resources / Compensation	√		√	√	√	√	√	√	√	√	√	√	√
Information Technologies		√	√	√				√					
Social & Environmental Responsibility	√					√			√	√	√	√

Additional information on the nominees for the position of director who have held or hold positions in other corporations can be found in the “Directors and Officers” section of the Corporation’s 2016 Annual Information Form (the “Annual Information Form”). The Annual Information Form is available on SEDAR (www.sedar.com) as well as on the Corporation’s Corporate Internet Website (www.corpo.metro.ca).

APPOINTMENT OF AUDITORS

Ernst & Young LLP, Chartered Professional Accountants, (the “Auditors”) were first appointed as auditors of the Corporation on January 27, 1998, and have been acting in that capacity ever since. The Audit Committee has examined the quality of the work performed by the Auditors and has declared itself satisfied therewith. The Corporation recommends the appointment of Ernst & Young LLP as auditors of the Corporation. Unless contrary instructions are indicated, the Proxyholder in the enclosed proxy form or voting instruction form intend to vote “FOR” their appointment as auditors of the Corporation at the Meeting.

AUDITORS’ INDEPENDENCE

For the 2016 financial year, the Corporation’s Audit Committee obtained written confirmation from the Auditors of their independence and objectivity with respect to the Corporation, pursuant to the Code of Ethics of the Québec Order of Chartered Professional Accountants.

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	13

FEES FOR THE SERVICES OF THE AUDITORS

For each of the financial years ended September 24, 2016 and September 26, 2015, the following fees were billed by the Auditors for audit services, audit-related services, tax services and other services provided by the Auditors:

	2016	2015
Audit fees	$1,660,115	$1,897,195
Audit-related fees	$343,299	$260,316
Tax fees	$340,866	$554,940
All other fees	—	—

Audit-related fees consist primarily of fees invoiced for consultations concerning financial accounting or the presentation of financial information which are not categorized as “audit services”, fees invoiced for the audits of financial statements of pension plans and fees invoiced for the execution of computerized tests on internal controls for management.

Tax fees consist primarily of fees invoiced for assistance with regulatory tax matters concerning federal and provincial income tax returns and sales tax and excise tax reporting, fees invoiced for consultations concerning the income tax, customs duty or sales tax impact of certain transactions, as well as fees invoiced for assistance with federal and provincial government audits involving income tax, sales tax, customs duties or deductions at source.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors approved a say-on-pay advisory vote policy with respect to executive officers. The purpose of the say-on-pay advisory vote is to give shareholders the opportunity to vote at each annual shareholders meeting on the Corporation’s approach to executive compensation, as further described in the “Executive Compensation” section on pages 23 to 44 of this Circular. At the 2016 annual general meeting of shareholders, the Corporation’s approach to executive compensation was approved by 97.35% of the votes.

At the Meeting, shareholders will be asked to vote on the following advisory resolution:

“RESOLVED, on an advisory basis and not to diminish the role and responsibilities of the Board of Directors, that the shareholders accept the approach to executive compensation disclosed in the Corporation’s Management Proxy Circular delivered in advance of the 2017 annual meeting of shareholders of the Corporation.”

Given that the vote is held on an advisory basis, it will not be binding upon the Board of Directors. However, the Board of Directors will consider the outcome of the vote when reviewing and approving executive compensation policies and decisions.

Additional information on executive compensation can be found in the “Executive Compensation” section on pages 23 to 44 of this Circular.

The Board of Directors and management are recommending that shareholders vote “FOR” the approval of said resolution.

Unless contrary instructions are indicated, the Proxyholders in the enclosed proxy form or voting instruction form intend to vote “FOR” the advisory resolution on executive compensation. It should be noted that to be adopted, this resolution requires a favorable vote of a simple majority of the votes cast.

SHAREHOLDER PROPOSAL

Exhibit A to this Circular sets forth one (1) proposal received from a shareholder which will be submitted for consideration at the Meeting, along with the Corporation’s reasons for opposing said proposal.

The Board of Directors and management recommend that shareholders vote “AGAINST” this proposal for the reasons stated in Exhibit A to this Circular.

If this proposal is submitted for consideration at the Meeting, unless otherwise indicated, the Proxyholders named in the proxy form or voting instruction form intend to vote “AGAINST” this proposal. It should be noted that to be adopted, this proposal requires a favorable vote of a simple majority of the votes cast.

14	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

THE BOARD OF DIRECTORS AND ITS COMMITTEES

MANDATE OF THE BOARD OF DIRECTORS The Board of Directors has adopted a mandate in which it describes its role. The text of the Board of Directors’ mandate is included in Exhibit B to this Circular.

DESCRIPTION OF THE COMMITTEES OF THE BOARD OF DIRECTORS AND THEIR MANDATES There are currently three (3) existing standing committees of the Board of directors, namely the Human Resources Committee, the Audit Committee and the Corporate Governance and Nominating Committee.

The Human Resources Committee has five (5) members, all of whom are independent directors. This Committee met four (4) times during the 2016 financial year. The text of the Human Resources Committee’s mandate is included in Exhibit C to this Circular. The composition of this Committee is described in the “Composition of the Human Resources Committee, Competencies and Experience of its members” section on page 23 of this Circular.

The Audit Committee has five (5) members, all of whom are independent directors. The Committee met five (5) times during the 2016 financial year. The text of the mandate of the Audit Committee is included in Exhibit D to this Circular. The composition of this Committee is described in the “Information on the Audit Committee” section on page 17 of this Circular.

The Corporate Governance and Nominating Committee (the “Corporate Governance Committee”) has five (5) members, all of whom are independent directors. This Committee met five (5) times during the 2016 financial year. The text of the Corporate Governance Committee’s mandate is included in Exhibit E to this Circular.

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	15

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS The following table sets forth the number of meetings held by the Board of Directors and its standing committees during the financial year ended September 24, 2016, and the attendance rate of the directors at these meetings. It also indicates which committee each director is a member of and, as the case may be, any special position held on such committee.

BOARD AND COMMITTEE MEETINGS

Board Audit Committee (A.C.) Human Resources Committee (H.R.C.) Corporate Governance Committee (C.G.C.)			6 5 4 5
Director	Participation to Board meetings	Committees	Participation to Committee meetings
Maryse Bertrand	6 of 6	C.G.C.	5 of 5
Stephanie Coyles	5 of 6	A.C.	5 of 5
Marc DeSerres(1)	6 of 6	C.G.C. A.C. H.R.C.	5 of 5 3 of 3 2 of 2
Claude Dussault	6 of 6	H.R.C. (Chair)	4 of 4
Serge Ferland	6 of 6	—	—
Paule Gauthier(2)	3 of 3	C.G.C. H.R.C.	2 of 2 2 of 2
Russell Goodman(3)	6 of 6	A.C. C.G.C.	5 of 5 3 of 3
Marc Guay(4)	3 of 3	C.G.C.	2 of 3
Christian W.E. Haub	6 of 6	H.R.C.	4 of 4
Michel Labonté	6 of 6	A.C. (Chair) H.R.C.	5 of 5 4 of 4
Eric R. La Flèche	6 of 6	—	—
Christine Magee(5)	2 of 3	A.C.	1 of 2
Marie-José Nadeau	6 of 6	C.G.C. (Chair) H.R.C.	5 of 5 4 of 4
Réal Raymond	6 of 6	—	—
Line Rivard	6 of 6	A.C.	5 of 5
Michael T. Rosicki(6)	3 of 3	C.G.C.	2 of 2

Total participation rate	98%		97%

(1)	Mr. Marc DeSerres was a member of the Audit Committee until January 26, 2016. He became a member of the Human Resources Committee on said date.
(2)	Mrs. Paule Gauthier was a member of the Board of Directors, Corporate Governance Committee, and Human Resources Committee until January 26, 2016.
(3)	Mr. Russel Goodman became a member of the Corporate Governance Committee on January 26, 2016.
(4)	Mr. Marc Guay became a member of the Board of Directors and the Corporate Governance Committee on January 26, 2016.
(5)	Mrs. Christine Magee became a member of the Board of Directors and the Audit Committee on January 26, 2016.
(6)	Mr. Michael T. Rosicki was a member of the Board of Director and the Corporate Governance Committee until January 26, 2016.

16	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

INFORMATION ON THE AUDIT COMMITTEE

MANDATE OF THE AUDIT COMMITTEE The mandate of the Audit Committee, which was approved by the Board of Directors, is set forth in Exhibit D to this Circular.

COMPOSITION OF THE AUDIT COMMITTEE, TRAINING AND EXPERIENCE OF ITS MEMBERS At the end of the 2016 financial year, the Audit Committee was composed of the following independent directors: Stephanie Coyles, Christine Magee, Line Rivard, Russell Goodman and Michel Labonté (Chair).

Each of the current member has training and experience that is relevant to the performance of his or her duties. First at Hydro-Québec and then at National Bank of Canada, Mr. Labonté has served as Chief Financial Officer, for a period of 15 years. Mr. Labonté is also Chair of the Audit Committee of Otéra Capital Inc., a subsidiary of Caisse de dépôt et placement du Québec, and was a member and Chair of the Audit Committee of Manac Inc. Mrs. Coyles acquired her experience while she acted as Senior Vice-President and Chief Strategic Officer of LoyaltyOne Co. which reported its results in accordance with the International Financial Reporting Standards (“IFRS”). Mrs. Magee has co-founded and acted as president of Sleep Country Canada Holdings Inc. during more than ten (10) years. She is a director and Chair of the Audit Committee of Sirius XM Canada Holdings Inc. She was also a member of the Audit Committees of Cott Corporation and of McDonald’s Restaurants of Canada Limited. For over a period of 20 years, Mrs. Rivard has held various positions at BMO Capital Markets, including Vice-president and Managing Director, Corporate Investment Banking - Montréal. She also serves on the Board of Directors of Ivanhoe Cambridge Inc. for which she is also Chair of the Investment Committee as well as a member of its Audit Committee. She was also Special Advisor to the Governor of the Bank of Canada. Mr. Goodman is a Chartered Professional Accountant who acquired his experience by serving as a partner at PricewaterhouseCoopers LLP and Price Waterhouse LLP for a period of 24 years. Mr. Goodman is also a director and Chair of the Audit Committee of Gildan Activewear Inc. and of Northland Power Inc. He was also a director and Chair of the Audit Committee of Whistler Blackcomb Holdings Inc.

PRE-APPROVAL POLICIES AND PROCEDURES The Audit Committee approved the “Policy concerning the pre-approval of audit services and non-audit services” which main components are described below.

The Auditors are appointed to audit the annual Consolidated Financial Statements of the Corporation. The Auditors may also be called upon to provide audit-related services, tax services and non-audit services, as long as these services do not interfere with their independence.

The Audit Committee, which reviews, among other things, the quality of the work of the Auditors, must pre-approve all services that the Auditors of the Corporation may render to the Corporation and its subsidiaries. On an annual basis, the Audit Committee examines and pre-approves the details of the services which may be provided by the Auditors and the fee levels in connection therewith. Any type of service that has not already been approved by the Audit Committee must specifically be pre-approved by the Audit Committee if it is to be provided by the Auditors. Same applies if the service offered exceeds the pre-approved fee levels. The Audit Committee has delegated to its Chair the authority to pre-approve services that have not already been specifically approved. However, the Chair of the Audit Committee must communicate all such decisions at the following committee meeting.

On a quarterly basis, the Audit Committee examines the pre-approval status of any services other than audit services that the Auditors were asked to provide or could be asked to provide during the following quarter.

POLICY CONCERNING COMPLAINTS WITH RESPECT TO ACCOUNTING, CONTROLS OR AUDITING MATTERS The Audit Committee approved a policy allowing anyone, including the employees of the Corporation, to submit an anonymous complaint regarding accounting, accounting controls or auditing matters of the Corporation. All complaints received pursuant to such policy are sent directly to the Senior Director, Internal Audit, who is responsible for analyzing such complaints and, if need be, making due inquiry. At each meeting, the Audit Committee is either informed of all complaints received together with the results of the inquiry and, if applicable, any corrective measures to be implemented, or is otherwise informed of the fact that no complaints have been filed.

The full text of the Corporation’s complaint policy can be found on the Corporation’s Corporate Internet Website (www.corpo.metro.ca).

POLICY CONCERNING THE HIRING OF PARTNERS OR EMPLOYEES OF THE AUDITORS The Audit Committee has approved a policy governing the Corporation’s hiring of certain candidates to key positions. This policy applies to any partner, employee or former partner or employee of the current or former external auditors of the Corporation who applies for a position which entitles the candidate to exercise decision-making authority or significantly influence decision-making regarding the presentation of financial information or auditing matters. More specifically, the candidate must not have been involved in the auditing of the Corporation’s financial statements within the 12 months preceding the hiring date. Moreover, the eventual hiring of such candidate must not compromise the independence of the Auditors.

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	17

REVIEW OF THE QUALITY OF THE WORK OF THE AUDITORS The Audit Committee has examined the qualifications, performance and independence of the Auditors and has ensured that the Auditors are registered with the Canadian Public Accountability Board as compliant participants. The Audit Committee examines every year the quality of the work performed by the Auditors in order to make an informed recommendation concerning the appointment of the audit firm which will act as external auditors of the Corporation.

RISK MANAGEMENT

Management identifies the main risks to which the Corporation is exposed and also determines adequate measures to manage these risks in a proactive way. The Internal Audit Department has the mandate of auditing all business risks in accordance with a three (3) year plan. Accordingly, every three (3) years, each sector is subject to an audit to ensure that control measures have been put in place to address the business risks associated to its sector of activity.

Most of the identified risks fall into the following categories: operational risks, legal risks, financial risks, reputational risks, technological risks and security risks.

One of the objectives of the Audit Committee is to review all material risks identified by management and to examine the effectiveness of the measures put in place to manage these risks. In order to do so, the Audit Committee regularly receives from the Internal Audit Department risk assessments with respect to various business units of the Corporation. These assessments contain a description of the material risks that could affect any given business unit, and the measures put in place to manage such risks. In addition, the Audit Committee receives, at least once a year, a report from the crisis prevention and management committee. The Audit Committee regularly reports back to the Board of Directors regarding risk management. The Board of Directors also receives reports from management on material risks that could affect the Corporation. Periodically, the Audit Committee receives a presentation of all material risks affecting the Corporation and the measures put in place to manage such risks. A similar presentation is made to the Board at least once a year.

The Board of Directors and the Human Resources Committee also review the identification and management of risks arising from the Corporation’s compensation policies and practices and the disclosure related thereto. More information about risks arising from the Corporation’s compensation policies and practices may be found under the “Risks Arising from the Corporation’s Compensation Policies and Practices” section, on pages 24 and 25 of this Circular.

Additional information on risk management can be found in the “Risk Management” section of the Management Discussion and Analysis, forming part of the Annual Report. The Annual Report is available on SEDAR (www.sedar.com) as well as on the Corporation’s Corporate Internet Website (www.corpo.metro.ca).

STRATEGIC PLANNING

In conformity with the mandate of the Board of Directors, which can be found in Exhibit B of this Circular, the Board of Directors adopts annually a strategic planning process for the Corporation and its subsidiaries. The President and Chief Executive Officer, as well as senior management of the Corporation prepare and annually submit to the Board of Directors, for discussion and approval, a strategic plan. The strategic planning process includes, among other things, the following elements: designing a strategic plan for a specific timeframe, setting corporate financial objectives, developing annual business plans and reviewing performance and progress towards achieving the strategic plan.

Senior management promptly reports back to the Board of Directors on any new development which may have a significant strategic impact. This allows the Board of Directors to ensure general oversight of the evolution of the strategic plan and to approve any new strategic measure proposed by senior management.

DIRECTOR COMPENSATION

Only directors who are not employees of the Corporation receive compensation for acting as members of the Board of Directors and any of its committees.

The Board of Directors’ policy is to offer its directors competitive compensation. In that respect, the Board of Directors compares on a yearly basis the compensation of the Corporation’s directors with that of the directors of Canadian public companies included in the same reference group as the one used by the Corporation to determine executive compensation. For more information about said reference group, including the criteria upon which the Corporation based its choice of the companies included in the group, please refer to the section entitled “Reference Group” on page 25 of this Circular.

18	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

Directors’ compensation consists of the following elements:

•	the base annual retainer for directors was $80,000 until September 24, 2016. On September 25, 2016, the base annual retainer for directors was increased to $85,000;

•	the attendance fees for meetings of the Board of Directors and its committees consists of $1,750 when the meeting is held in person and half of said amount when the meeting is held by telephone;

•	the annual retainer for committee Chairs is $7,500, except for the Chair of the Audit Committee, whose annual retainer is $15,000; and

•	the annual retainer for committee members is $2,500, except for members of the Audit Committee, whose annual retainer is $5,000.

As Chair of the Board, Mr. Raymond received an annual retainer of $250,000.

This year, the Corporate Governance Committee has reviewed once again the compensation of directors in order to determine if it was still appropriate. The Corporate Governance Committee recommended that no changes be made to the compensation of directors, save for an increase of the base annual retainer for directors as mentioned above, in order to ensure a director’s compensation that is substantially equivalent to the median compensation for the reference group. The Board of Directors has approved said increase, which came into effect on September 25, 2016.

In order to better align the interests of the directors with those of the shareholders, the Corporation has elaborated guidelines regarding non-employee directors’ compensation and the number of securities of the Corporation that they are minimally required to hold. Until each director holds three (3) times his or her base annual retainer in deferred share units (“DSU”) and/or in Shares, which constitutes the minimum shareholding requirement, each director must receive his or her base annual retainer or, at such director’s option, his or her total annual compensation in DSUs. Each director has three (3) years to comply with the minimum shareholding requirement, following which each director will continue to receive at least 25% of his or her total compensation in DSUs.

The main terms of the Deferred Share Unit Plan (the “DSU Plan”) are the following:

•	the Corporation’s DSU Plan came into effect on February 1, 2004;

•	each director who participates in the DSU Plan has an account in his or her name into which the DSUs are credited and held until such director ceases to be a director of the Corporation. The number of DSUs credited to such director’s account is calculated by dividing the amount of the eligible compensation by the average closing price of a Share of the Corporation on the TSX for the five (5) trading days preceding the date of the credit;

•	DSU holders are credited additional DSUs in an amount equal to the dividends paid on Shares of the Corporation;

•	DSUs can only be bought back from the moment their holder ceases to be a director for any reason whatsoever (the “Termination Date”);

•	from the Termination Date, the director whose functions have ceased may request a buyback of all DSUs credited to his or her account by providing a written notice no later than December 1st of the calendar year following the year of the applicable Termination Date (the “Notice”). The Corporation will then pay such director a lump sum in cash equal to the number of all DSUs credited to such director’s account on the day the Notice is received (the “Unit Buyback Date”) multiplied by the value of the DSUs on the Unit Buyback Date less tax withholdings. The value of each DSU on the Unit Buyback Date is equal to the average closing price of a Share of the Corporation on the TSX for the five (5) trading days preceding the Unit Buyback Date; and

•	DSUs are not considered Shares of the Corporation and, as such, they do not confer the rights to their holders which Shareholders of the Corporation are normally entitled to.

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	19

DIRECTOR COMPENSATION TABLE The following table shows all components of the compensation paid to the directors during the last financial year of the Corporation.

		All other compensation
Name	Fees ($)(1)	Dividends DSUs ($)	Other ($)	Total ($)
Maryse Bertrand	101,750	1,447	—	103,197
Stephanie Coyles	100,750	1,359	—	102,109
Marc DeSerres	113,836	20,221	—	134,057
Claude Dussault	104,125	17,863	—	121,988
Serge Ferland	89,625	28,921	2,520(2)	121,067
Paule Gauthier(3)	39,770	8,593	—	48,363
Russell Goodman	111,165	3,686	—	114,851
Marc Guay	63,691	143	—	63,834
Christian W.E. Haub	99,125	23,876	—	123,001
Michel Labonté	123,750	16,269	—	140,019
Christine Magee	61,856	162	—	62,018
Marie-José Nadeau	116,251	17,946	—	134,197
Réal Raymond	250,000	14,648	—	264,648
Line Rivard	104,250	3,630	—	107,880
Michael T. Rosicki(3)	35,433	4,980	—	40,413

(1)	The fees are paid in cash and/or DSUs as elected by the director. For further details, see the following table.
(2)	This amount represents life insurance premiums paid by the Corporation for directors who were in office before October 1, 1999. The Corporation no longer pays any premium for any individual who became a director after said date.
(3)	Mrs. Paule Gauthier and Mr. Michael T. Rosicki ceased to be directors of the Corporation on January 26, 2016.

Directors who are not employees or former employees of the Corporation are not eligible to receive pension plan benefits under the terms of any of the Corporation’s Pension Plans and are not entitled to any Option grants under the Corporation’s Option Plan (as hereinafter defined).

20	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

DIRECTOR COMPENSATION PAYMENT TABLE The following table illustrates how the fees earned by the directors during the 2016 financial year have been paid.

Name	Payment in cash ($)	Payment in cash (% of total compensation)	Payment in DSUs ($)	Payment in DSUs (% of total compensation)	Fees ($)
Maryse Bertrand	—	—	101,750	100%	101,750
Stephanie Coyles	—	—	100,750	100%	100,750
Marc DeSerres	56,918	50%	56,918	50%	113,836
Claude Dussault	78,094	75%	26,031	25%	104,125
Serge Ferland	—	—	89,625	100%	89,625
Paule Gauthier	19,885	50%	19,885	50%	39,770
Russell Goodman	83,374	75%	27,791	25%	111,165
Marc Guay	10,415	16%	53,276	84%	63,691
Christian W.E. Haub	—	—	99,125	100%	99,125
Michel Labonté	61,875	50%	61,875	50%	123,750
Christine Magee	—	—	61,856	100%	61,856
Marie-José Nadeau	87,188	75%	29,063	25%	116,251
Réal Raymond	119,750	48%	130,250	52%	250,000
Line Rivard	—	—	104,250	100%	104,250
Michael T. Rosicki	26,575	75%	8,858	25%	35,433

INCENTIVE PLAN AWARDS

OUTSTANDING SHARE-BASED AWARDS The following table shows, with respect to each director, as at September 24, 2016, the share-based awards under the DSU Plan, which have vested but have not yet been paid.

	Share-based awards
	Share-based awards that have vested (number)(1)	Market or payout value of share- based awards that have vested but have not been paid ($)(2)
Name	DSUs
Maryse Bertrand	4,174	184,032
Stephanie Coyles	3,950	174,156
Marc DeSerres	38,775	1,709,590
Claude Dussault	33,914	1,495,268
Serge Ferland	55,587	2,450,831
Paule Gauthier	33,946	1,496,679
Russell Goodman	7,322	322,827
Marc Guay	1,210	53,349
Christian W.E. Haub	46,246	2,038,986
Michel Labonté	31,420	1,385,308
Christine Magee	1,402	61,814
Marie-José Nadeau	34,231	1,509,245
Réal Raymond	29,356	1,294,306
Line Rivard	8,281	365,109
Michael T. Rosicki	19,753	870,910

(1)	These DSU awards have been granted solely as payment for the fees earned by the directors. The DSU awards include, however, DSUs granted to cover dividends paid on Shares of the Corporation.
(2)	Based on the closing price on September 23, 2016 ($44.09).

There are no option-based awards for directors.

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DIVERSITY

The Corporate Governance Committee reviews the competence, experience and skills of each of the nominees for the position of director and recommends the nominees who best meet the required profile. To this effect, an evergreen list of candidates is maintained at all times identifying men and women candidates meeting the required profile. The Corporate Governance Committee makes its recommendations to the Board of Directors which then chooses a nominee while taking into account, among other things, the list of competencies and expectations of directors that can be found in Exhibit F to this Circular and the availability of the candidates. The Board of Directors also takes into consideration the profiles of each director already serving on the Board of Directors, as it aims to foster diversity, particularly in terms of competence, experience, skills, geographical representation and personal attributes, including the representation of men and women.

The Corporation acknowledges the value of diversity in terms of experience, background and gender on the Board of Directors. To this effect, the Corporation adopted in 2015 a written policy on diversity at the Board level in conformity with its signature of the Catalyst(1) Accord in 2012. In light of the recent recommendations of various governance organizations, including Catalyst, the Board has decided in 2016 to increase its minimum target of each gender representation on the Board of Directors from 25% to 30%. As such, the Corporation wishes to maintain Board composition in which each gender comprises at least 30% of the Directors.

This year, the Corporation proposes five (5) women among the group of 13 nominees for the position of director. The Board of Directors considers that the composition of the group of nominees for the position of director that it proposes, as well as the number of individuals that said group comprises, will allow the Corporation to perform efficiently and act in the best interest of the Corporation and its stakeholders. Throughout the course of the year, the Corporation pursued its efforts towards determining and setting forth a list of potential nominees. Said list may be used in the event that a vacancy occurs on the Board of Directors.

With the composition of the Board of Directors proposed in this Circular, the Corporation will have continued to surpass its target of 30% of representation of each gender since the annual meeting of January 2015 as indicated in the table below. The Corporation will continue to measure the effectiveness of its policy in relation to its target.

The Corporation also adopted in 2015 a written policy on diversity among its employees, including its executive management. This policy provides that the Corporation reviews the competence, experience and skills of each of the candidates for each management position and aims to foster diversity among its employees by taking into account personal attributes, including the representation of men and women. To insure to have women as candidates to management positions, the policy on diversity provides, among other things, that, whenever possible, at least one woman candidate shall be among the group of identified candidates for each such position. Instead of establishing a target for the representation of women among its management and its executive management, the Corporation has established targets within the recruitment process and the succession planning management, which the Corporation considers to be more efficient to favour the representation of women. The Corporation shall review every two (2) years the effectiveness of its diversity policy applicable to its employees.

The table below measures the progress in the representation of women on the Board of directors, at the executive management level as well as at the management level.

	Board of Directors				Executive Management(2)			Management (excluding Executive Management)
	Target	Number of women	Total number of members	% of women	Number of women	Total number	% of women	Number of women	Total number	% of women
2017 Financial year(1)	30%	5	13	38%	—	—	—	—	—	—
2016 Financial year	25%	5	14	36%	8	47	17%	61	215	28%
2015 Financial year	25%	5	14	36%	7	42	17%	54	211	26	%(3)

(1)	In accordance with the nominees proposed in this Circular.
(2)	This group does not include the Chair of the Board who is included in the Board of Directors group. Included in this group are the President and Chief Executive Officer of the Corporation as well as the Vice-Presidents of the Corporation and its major subsidiaries.
(3)	This value has been restated from the value indicated in the Management Proxy Circular of the preceding financial year.

(1)	Founded in 1962, Catalyst is a nonprofit membership international organization expanding opportunities for women and businesses.

22	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

EXECUTIVE COMPENSATION

This section is intended to give shareholders of the Corporation a description of the policies, programs and decisions regarding compensation of the NEOs (as hereinafter defined) for the Corporation’s financial year ended September 24, 2016. In this Circular, the term “NEO(s)” individually and collectively refers to the President and Chief Executive Officer, the Executive Vice-President, Chief Financial Officer and Treasurer and the Corporation’s three (3) most highly paid executive officers, namely the Executive Vice-President and Ontario Division Head, the Executive Vice-President and Québec Division Head and the Senior Vice-President, National Procurement and Corporate Brands. Although this section essentially aims to describe the compensation policies and programs for NEOs, these programs also apply to the other management members of the Corporation. Unless otherwise indicated, the information disclosed in this section is up to date as at September 24, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

ROLE AND MANDATE OF THE HUMAN RESOURCES COMMITTEE The Board of Directors has given the Human Resources Committee the mandate to, among other things, review and recommend senior executive compensation components and policies, so as to ensure that they are consistent with best practices while also taking into account new compensation trends. The text of the mandate of the Human Resources Committee can be found in Exhibit C to this Circular.

COMPOSITION OF THE HUMAN RESOURCES COMMITTEE, COMPETENCIES AND EXPERIENCE OF ITS MEMBERS The Human Resources Committee is currently comprised of the following independent directors:, Marie-José Nadeau, Marc DeSerres, Claude Dussault (Chair), Christian W.E. Haub and Michel Labonté.

Each Human Resources Committee member has the relevant experience and competencies to perform his or her duties. Mrs. Nadeau has served for over 20 years as Secretary of the Human Resources Committee and of the Board of directors of Hydro-Québec, and as Chair of the World Energy Council from 2013 to 2016 as well as a member of its Compensation Committee. Mr. DeSerres acquired his experience in human resources by serving as President of Omer DeSerres Inc. for over 35 years. Mr. Dussault acquired his human resources experience while acting as President and Chief Executive Officer of ING Canada Inc. (now Intact Financial Corporation). Mr. Haub acquired his experience while acting as President and Chief Executive Officer of The Great Atlantic and Pacific Tea Company, Inc., formerly a large American food retail chain, and as Co-Chief Executive Officer of The Tengelmann Group, a large German Corporation operating in the retail business. As Chief Financial Officer of the National Bank of Canada from 1993 to 2005, Mr. Labonté was involved in many aspects of the decision making process regarding compensation and benefits.

CONFLICTS OF INTEREST None of the members of the Human Resources Committee is or has been indebted towards the Corporation or any of its subsidiaries or has or has had an interest in any material transaction involving the Corporation in the course of the 2016 financial year. None of the members of the Human Resources Committee is or has been an officer, employee or executive of the Corporation.

SUCCESSION PLANNING The Corporation considers executive succession planning to be a fundamental part of the sound management of the Corporation. Succession plans for the President and Chief Executive Officer and for management are reviewed in detail on an annual basis by the Human Resources Committee, which ensures to make follow-ups during the course of the year and appropriate recommendations to the Board of Directors. Succession plans for senior management, including the President and Chief Executive Officer, are presented annually to the Board of Directors.

To ensure the long-term development of the leadership and talent within the Corporation, succession plans include, in particular: emergency plan in the event of an unforeseen event, identifying potential candidates and their readiness level to assume different types of positions and functions, succession planning on a continuous and integrated basis for the short term, middle term and long term, adjustments to succession plans when necessary, implementing and updating individual and organizational development programs, and regular reviews of the processes relating to succession planning and talent management. The process for succession planning and talent management also applies to all management and professional positions of the Corporation.

COMPENSATION OBJECTIVES AND COMPONENTS The Corporation’s main objective with respect to compensation is to offer global compensation that is competitive with prevailing market conditions in order to recruit, retain and motivate qualified senior executives who are devoted to improving the Corporation’s performance and creating value for its shareholders. The compensation programs are designed to adequately compensate the Corporation’s officers for services rendered, and encourage them to implement strategies to improve the Corporation’s performance, thereby increasing its long-term economic value. Accordingly, a significant portion of executives’ compensation is based on performance as same is directly related to the Corporation’s results.

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The NEOs’ compensation is comprised of the following elements:

Base salary;

Annual incentive plan (“AIP”);

Long-term incentive plan (“LTIP”);

Pension plan; and

Benefits.

DECISION-MAKING PROCESS Each year, the President and Chief Executive Officer makes his recommendations to the Human Resources Committee regarding all compensation components for each of the executive officers other than himself and, in particular, regarding the targets to be met under the AIP and the LTIP. The Chair of the Board of Directors makes his recommendations to the Human Resources Committee regarding compensation and the targets to be met by the President and Chief Executive Officer under the AIP and the LTIP. The Human Resources Committee reviews and approves such targets under the AIP and the LTIP, as well as the compensation components of the NEOs. The Human Resources Committee evaluates the performance of the President and Chief Executive Officer and the Executive Vice-President, Chief Financial Officer and Treasurer, and recommends their compensation to the Board of Directors. The Board of Directors of the Corporation approves all grants of stock options (“Option(s)”) and performance share units (“PSU(s)”) under the LTIP upon recommendation of the Human Resources Committee. The Board of Directors also approves the compensation of the President and Chief Executive Officer and the Executive Vice-President, Chief Financial Officer and Treasurer.

EXTERNAL COMPENSATION CONSULTANT Since 2009, the Human Resources Committee has been retaining the services of PCI- Perrault Conseil Inc. (“PCI”), an external compensation consultant, to obtain information and independent advice regarding NEO compensation programs. PCI reviews the recommendations of the Corporation and its consultants with respect to executive compensation trends, companies which need to be part of the reference group, information relating to said companies and, generally, NEOs compensation. PCI is hired directly by the Human Resources Committee and does not receive other mandates from the Corporation unless said committee gives its prior consent. During the 2016 financial year, PCI did not receive any mandates from management. For the 2015 and 2016 financial years, the Corporation paid PCI the following fees:

	2016	2015
Executive compensation – Related fees	$25,036	$50,471
Other fees	—	—

INFORMATION SOURCES In addition to the information provided by the external compensation consultant, the Human Resources Committee also takes into account compensation data publicly disclosed by various specialized organizations and by Canadian public companies included in the reference group described below. The Corporation regularly commissions compensation surveys from other consulting firms which are then submitted to the Human Resources Committee which takes such surveys into consideration when making decisions relating to compensation.

RISKS ARISING FROM THE CORPORATION’S COMPENSATION POLICIES AND PRACTICES The Corporation’s Human Resources Committee reviews identification and management of risks arising from the Corporation’s compensation policies and practices and their disclosure.

The Corporation’s compensation policies and practices encourage and promote the alignment of senior management’s interests with those of the shareholders. Many components of the Corporation’s compensation policies and practices limit risk-taking by senior management in a number of ways, including the following:

•	Senior management, the Board of Directors and its committees actively participate in the Corporation’s risk evaluation and management;

•	The Human Resources Committee reviews identification and management of risks arising from the Corporation’s compensation policies and practices. The external consultant of the Human Resources Committee evaluates the risks associated with the executive officers’ compensation and advises the Human Resources Committee accordingly;

•	Executive compensation is determined in accordance with a reference group and market surveys of companies comparable to the Corporation, in order to ensure its competitiveness;

24	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

•	The base salary of the executive officers is fixed in order to provide regular income that is in no way connected to Share price and the overall operational performance of the Corporation, thus discouraging excessive risk-taking;

•	At the beginning of the financial year, the Human Resources Committee reviews and approves various performance objectives under the AIP and the LTIP for the executives officers, while ensuring that said objectives are realistic and coherent as a whole;

•	The performance objectives are diversified and include absolute performance objectives, as well as performance objectives that are related to a peer group, thus mitigating compensation risks;

•	Some AIP objectives are based on the Corporation’s budget, which is approved by the Board of Directors;

•	Several of the AIP and LTIP objectives are based on the Corporation’s financial results, which are approved by the Board of Directors after having been reviewed by the Auditors and the Audit Committee;

•	Option and PSU awards are limited to a certain number based on an established policy and are approved by the Board of Directors upon recommendation of the Human Resources Committee;

•	The amounts payable under the AIP are capped and approved by the Human Resources Committee;

•	Option and PSU awards as well as their vesting periods encourage sustainable long-term performance and minimize short-term risk-taking;

•	The costs of the Option Plan (the “Option Plan”) and the Performance Share Unit Plan (the “PSU Plan”) (the Option Plan and the PSU Plan are hereinafter collectively referred to from time to time as the “Plans”) which are part of the LTIP, and the potential dilution that could result from the exercise of Options awarded, are submitted annually to the Human Resources Committee;

•	The President and Chief Executive Officer may grant to executive officers (excluding himself) a portion of their compensation under the AIP notwithstanding their non-achievement of the performance objectives. Its authority to do so is however limited to granting an aggregate amount equal to 5% of the base salary of all executives officers and is subject to the prior approval of the Human Resources Committee;

•	Executive officers and other members of management must hold a certain number of Shares and PSUs of the Corporation, so as to favor a better alignment of their interests with those of the shareholders; and

•	The adoption of compensation clawback provisions for the recovery of compensation paid to the executive officers in the event of misappropriation and of non-hedging provisions prohibiting hedge transactions in the code of conduct of employees discourages unjustified risk-taking.

The Human Resources Committee has retained the services of its external compensation consultant, PCI, to review the risks arising from the Corporation’s compensation policies and practices. After conducting an in-depth review of the risks associated with compensation, the Corporation concluded that there were no risks that could have a material adverse effect on the Corporation.

REFERENCE GROUP The reference group used by the Corporation to determine all aspects of NEO’s compensation and to review its policies in such regard is comprised of the following Canadian public companies:

Loblaw Companies Limited;	Dollarama Inc.;
Empire Company Limited;	Canadian Tire Corporation, Limited;
Alimentation Couche-Tard Inc.;	Sears Canada Inc.;
Maple Leaf Foods Inc.;	RONA Inc.;
Saputo Inc.;	The Jean Coutu Group (PJC) Inc.;
Hudson’s Bay Company;	The North West Company Inc.

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The above mentioned companies were selected on the basis of the following criteria:

•	Comparable sales and stock market capitalization;

•	Comparable industry sectors, namely: retail, distribution or Canadian food manufacturing;

•	Sale of consumer staples;

•	Operations carried out under various banners or trade names; and

•	Comparable geographical scope of operations.

The following table shows how the Corporation compares to the median of the reference group with respect to various financial measures:

	Sales(1)	EBITDA(2)	ROE(3)	Market Capitalization(4)
Median of the Reference Group	$7,613	$465	13.6%	$3,703
METRO INC.	$12,224	$858	19.4%	$10,609

(1)	In millions of dollars. The financial data is for the 2015 financial year and has been obtained from annual reports and financial Internet websites.
(2)	EBITDA: Earnings before interests, taxes, depreciation and amortization. It is a reference to an earning measurement that excludes non-recurring items. It is a non-IFRS measurement. This measurement is presented for information purposes only. It does not have a standardized meaning prescribed by IFRS. In millions of dollars. The financial data is for the 2015 financial year and has been obtained from annual reports and financial Internet websites.
(3)	ROE: Return on Equity. The financial data is for the 2015 financial year and has been obtained from annual reports and financial Internet websites.
(4)	In millions of dollars. The market capitalization data is dated October 27, 2016, and reflects the number of shares outstanding, obtained from the most recent annual reports, multiplied by the closing price on that date.

PERFORMANCE-BASED COMPENSATION The compensation policies for executives are intended to adequately compensate their services while establishing a correlation between their compensation and the Corporation’s financial performance. The NEOs’ total compensation percentage under the AIP is shown in the column entitled “AIP” of the following table. The NEOs’ total compensation percentage under the LTIP is shown in the column entitled “LTIP” of said table. The base salary of the NEOs is fixed whereas the portion of the compensation attributed under the AIP and the LTIP varies in accordance with the performance of the Corporation and the results obtained. A significant part of the NEOs’ compensation is therefore based on performance and includes a risk-based component, as further indicated in the following table. It should also be noted that the amount of at-risk compensation increases as the level of responsibility associated with a given position increases.

	Percentage of Total Target Direct Compensation for the 2016 Financial Year (1)
Name and principal occupation	Base Salary	AIP	LTIP(2)	At-Risk Compensation(3)
Eric R. La Flèche	26%	26%	48%	74%
President and Chief Executive Officer
François Thibault	38%	29%	33%	62%
Executive Vice-President, Chief Financial Officer and Treasurer
Christian Bourbonnière	38%	29%	33%	62%
Executive Vice-President and Québec Division Head
Carmine Fortino	38%	29%	33%	62%
Executive Vice-President and Ontario Division Head
Serge Boulanger	49%	24%	27%	51%
Senior Vice-President, National Procurement and Corporate Brands

(1)	Target total direct compensation includes base salary and short-term and long-term compensation but excludes benefits and pension plans.
(2)	The LTIP includes the Option Plan and the PSU Plan. The target under the PSU Plan is set at Level 2.
(3)	At risk compensation represents the sum of the AIP and the LTIP.

DESCRIPTION OF NEO COMPENSATION COMPONENTS

BASE SALARY Competitive salaries allow the Corporation to hire and retain competent individuals who will help improve the Corporation’s performance and create value for its shareholders.

The median of the reference group and compensation surveys conducted by the Corporation or by consulting firm are used to establish the base salary of each NEO, which base salary is then adjusted to take into account specific circumstances such as an individual’s level of responsibility and experience.

26	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

The base salary is reviewed annually according to the individual’s performance, the Corporation’s performance, market data for the reference group and the annual compensation surveys performed by external consulting firms.

ANNUAL INCENTIVE PLAN (AIP) The AIP is intended to compensate the achievement and overachievement of performance goals for a given financial year. The AIP consists of a percentage of the Corporation’s executives’ base salary payable annually as a cash bonus in consideration for his and the Corporation’s achievement or overachievement of certain annual goals. No bonus is payable if the goals are not achieved. The President and Chief Executive Officer may also, under specific circumstances justifying same, grant executive officers (excluding himself) part of their compensation under the AIP despite their failure to achieve certain performance goals. All such adjustments made by the President and Chief Executive Officer are subject to the Human Resources Committee’s prior approval, and in the case of the Executive Vice-President, Chief Financial Officer and Treasurer, the Board’s approval. The Board can also adjust in like manner the President and Chief Executive Officer’s compensation under the AIP. All such adjustments are limited to an aggregate amount equal to five percent (5%) of all executive officers’ base salaries.

The goals to be met under the AIP are threefold: (i) corporate goals based on the budgeted annual net earnings excluding the Corporation’s share of earnings in Alimentation Couche-Tard Inc.; (ii) divisional goals based on a target of the budgeted sales and contribution of the main divisions of the Corporation; and (iii) sector-based financial, strategic or business goals relating to the specific sector for which the NEO is responsible. Each goal provides for a bonus corresponding to a percentage of the annual base salary. The same rules apply to all management employees participating to the AIP.

The following table shows the maximum bonus in percentage of the base salary that each NEO can earn for the achievement of all goals in each category as well as the maximum total bonus.

	Percentage of the base salary paid if maximum threshold is achieved
Name and principal occupation	Corporate Goals	Divisional Goals	Sector-based Goals	Total
Eric R. La Flèche	90%	40%	20%	150%
President and Chief Executive Officer
François Thibault
Executive Vice-President, Chief Financial Officer and Treasurer	50%	30%	20%	100%
Christian Bourbonnière
Executive Vice-President and Québec Division Head	30%	50%	20%	100%
Carmine Fortino
Executive Vice-President and Ontario Division Head	30%	50%	20%	100%
Serge Boulanger
Senior Vice-President, National Procurement and Corporate Brands	30%	20%	25%	75%

Each year, new performance goals (corporate, divisional and sector-based) are established under the AIP at a high but attainable level. The goals are reviewed and approved on an annual basis by the Human Resources Committee. The Corporation believes that the AIP performance goals are established at a sufficiently high level to encourage NEOs to exceed expectations, which, in the opinion of the Corporation, has a positive impact on its performance.

More information on bonuses paid under the AIP is available in the “Annual Incentive Plan for the 2016 Financial Year” section on pages 31 to 33 of this Circular.

LONG-TERM INCENTIVE PLAN (LTIP) The LTIP is comprised of the Option Plan and the PSU Plan. The main goal of the LTIP is to motivate the Corporation’s executives to create long-term economic value for the Corporation and its shareholders by associating a significant portion of their compensation to such creation of value. The LTIP is a factor that contributes to the retention of senior executives.

The Option and PSU grant policy for executives provides for annual grants. Any holder of Options awarded under the Option Plan must wait for a period of two (2) years from the grant, after which time the Options are exercisable in cumulative increments of 20% each year. The Options granted to date have a total term of seven (7) years. The PSUs granted thus far vest three (3) years following their grant date, conditional upon the achievement of applicable performance levels.

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Prior grants are not taken into account in the determination of the number of Shares covered by any Options and PSUs to be granted, except in the case of special grants as hereinafter described. The Board of Directors may, in its sole discretion, grant additional Options and PSUs to executives under specific circumstances, such as appointments, promotions or change of duties.

As part of its ongoing review of its compensation policies and practices, the Human Resources Committee has recommended to the Board of Directors an update of the salary classes of participants to the LTIP, including the NEOs, to reflect salary growth.

Option Plan The number of Shares underlying each Option grant is calculated according to a multiple of the salary class of the NEO, or the base salary in the case of the President and Chief Executive Officer, divided by the closing price of the Shares on the day preceding the Option grant. This method of calculation does not apply to the annual grant of 2014 to the President and Chief Executive Officer nor to the special initial grant of 2014 to the Executive Vice-President and Ontario Division Head, for whom the number of Shares underlying each Option was provided in their employment contract (see the “Employment Contracts” section on page 30 of this Circular).

The grant of Options to NEOs is determined as follows:

i)	the number of underlying Shares for Options granted to the President and Chief Executive Officer is established using a multiple of his base salary. The multiple applicable to the grants to the President and Chief Executive Officer is established at five (5) times his base salary; and

ii)	the number of underlying Shares for Options granted to other NEOs is established as a function of a multiple ranging from 1 to 1.75 times the salary class.

To determine the estimated fair value of all standard Option grants for compensation purposes, the Corporation uses an average historical factor of 20% of the amount obtained by multiplying the number of underlying Shares of the granted Options by the exercise price (which is equal to the closing price of the Shares on the day preceding the Option grant). This 20% factor represents an average established according to the results obtained using the Black-Scholes model over the previous years. As a result, the value obtained using the 20% factor represents a historical value for comparison purposes with the reference group and therefore does not correspond to the Black-Scholes value declared in note 21 of the 2016 Consolidated Financial Statements of the Corporation. The Corporation considers that this valuation method for Options reflects adequately the evolution in NEO compensation and makes it easier to compare with the reference group.

PSU Plan PSUs entitle their holder to receive Shares or, at the discretion of the Corporation, a cash equivalent, in whole or in part, on the vesting date. Each grant includes three (3) levels of PSUs, in accordance with the achievement of certain financial performance goals determined annually by the Human Resources Committee and approved by the Board of Directors.

There are currently five (5) annual performance goals used to determine the PSU level reached. They are based on the Corporation’s return on shareholders’ equity (“ROE”) in comparison to three (3) preset target levels, and on the Corporation’s earnings per share growth (“EPSG”) in comparison to a reference group comprised of its two (2) main competitors, namely: Loblaw Companies Limited and Empire Company Limited.

The ROE and the EPSG are determined in accordance with the IFRS. The PSU level reached is determined three (3) years after PSUs are granted on the basis of the above-mentioned five (5) annual performance criteria (i.e. based on a total of 15 performance criteria for their three-year term), and is calculated as follows at the end of the third year for PSUs granted starting in 2016: i) Level 1 = achievement of at least four (4) of the 15 performance criteria; ii) Level 2 = achievement of at least eight (8) of the 15 performance criteria; and iii) Level 3 = achievement of at least 12 of the 15 performance criteria.

With respect to PSUs granted in 2014 and 2015, the levels of performance required were as follows: i) Level 2 = achievement of at least eight (8) of the 15 performance criteria; and ii) Level 3 = achievement of at least 12 of the 15 performance criteria. If Level 2 is not reached, the holder will be entitled to the number of PSUs for Level 1.

The Human Resources Committee reviews the goals and criteria of the PSU Plan on an annual basis to ensure that the highest level of performance is established while also being achievable. In 2016, the Board of Directors of the Corporation, upon recommendation of the Human Resources Committee, increased the ROE target levels from their 2015 levels as the Corporation believed that the ROE would increase to a higher level than in 2015. The Corporation also believes that the PSU Plan performance goals, even if they are established at a higher level, are reachable and encourage executives to exceed expectations, which, in the opinion of the Corporation, has a positive impact on the Corporation’s performance.

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In 2016, the PSU goals were measured according to the following five (5) criteria:

•	ROE higher than 20%;

•	ROE higher than 21%;

•	ROE higher than 21.5%;

•	EPSG higher than Loblaw Companies Limited’s EPSG; and

•	EPSG higher than Empire Company Limited’s EPSG.

In previous years, the PSU goals were measured according to the same EPSG criteria whereas the ROE criteria were as follows:

2015	2014
• ROE higher than 17%;	• ROE higher than 16%;
• ROE higher than 17.5%;	• ROE higher than 16.5%;
• ROE higher than 18%.	• ROE higher than 17%.

The number of PSU granted is calculated by dividing a percentage of the NEO’s salary class by the closing price of the Share on the day preceding the PSU grant, except for Mr. La Flèche, for whom the number of PSU is calculated according to a percentage of his salary as determined in his employment contract, and for Mr. Fortino’s special initial grant in 2014 which was a fixed number of PSUs for each level as set out in his employment contract (for more details on Messrs. La Flèche’s and Fortino’s employment contracts, please refer to the “Employment Contracts” section on page 30 of this Circular).

To determine the fair value of all PSU standard grants for compensation purposes, the Corporation is using for the first time this year Level 2 of PSUs granted instead of Level 1 as in previous years. The Corporation has made this decision given that, starting this year, all PSU levels require the achievement of performance criteria and that Level 2 constitutes the target level to be reached. The Corporation considers that using the target level reflects more adequately the value of PSUs.

Other Information The other terms and conditions of the Option Plan and the PSU Plan are more fully described in the “Stock Option Plan” section on pages 40 and 41 of this Circular and in the “Performance Share Unit Plan” section on pages 41 and 42 of this Circular. More information on Option and PSU grants in 2016 is available in the “Long-Term Incentive Plan For The 2016 Financial Year” section on pages 33 and 34 of this Circular.

PENSION PLANS The Corporation’s pension plans are designed to offer executives a reasonable pension and compensate them for their years of service. Executives began contributing to the defined benefit base plan in the 2015 financial year.

The pension benefits of Mr. La Flèche, Mr. Thibault, Mr. Bourbonnière and Mr. Boulanger are provided under a base plan and a supplemental plan, both of a defined benefit type; the base plan is contributory whereas the supplemental plan is non-contributory. Both plans combined provide a pension equal to two percent (2%) of the final average salary multiplied by the number of years of credited service; the final average salary consists of the annual average base salary received by the participant during the 36 consecutive months that were the most highly compensated. The pension benefits are paid in addition to government pension benefits and the normal form of pension is a lifetime pension with a guarantee of 120 monthly payments. These NEOs may elect early retirement as of the age of 55, subject however to a reduction of 0.5% for each month between the date of retirement and age 60.

The pension benefits of Mr. Carmine Fortino are provided under a base plan as well as a supplemental plan, both of a defined benefit type. The base plan is contributory whereas the supplemental plan is non-contributory. Both plans combined provide pension benefits equal to 1.6% of the final average salary less 1.5% of the pension benefit from the Canada Pension Plan, multiplied by the number of years of service credited, the final average salary consisting of the average annual base salary received by the participant during the 60 consecutive months that were the most highly compensated. The pension benefits are paid in addition to government pension benefits and the normal form of pension is a lifetime pension with a guarantee of 120 monthly payments. However, in the case of the supplemental plan, the pension benefits are paid in five (5) annual payments of an equivalent value to the lifetime pension. This NEO may elect early retirement from the age of 55 and receive an adjusted reduced pension having an actuarial value equivalent to the normal pension.

BENEFITS AND PERQUISITES NEOs are also entitled to benefits comparable to those offered to executives of a similar level including health care and dental coverage, short and long-term disability and life insurance. The costs of these benefits are at the expense of the Corporation, except for long-term disability and optional plan costs, which are at the expense of each NEO. The Corporation provides the NEOs with a company car, at the Corporation’s costs.

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	29

EMPLOYMENT CONTRACTS The President and Chief Executive Officer, Mr. Eric R. La Flèche, and the Executive Vice-President and Ontario Division Head, Mr. Carmine Fortino, are the only NEOs who have a written employment contract with the Corporation. Mr. La Flèche’s contract, which came into effect on April 15, 2008, has an indefinite term, and sets out the terms and conditions of his compensation as President and Chief Executive Officer. Mr. Fortino’s contract, which came into effect on September 2, 2014, also has an indefinite term and sets out the terms and conditions of his compensation as Executive Vice-President and Ontario Division Head.

Mr. La Flèche’s base salary is adjusted annually by the Board of Directors upon the recommendation of the Corporation’s Human Resources Committee in the same manner, and according to the same criteria as those used for the other NEOs and the other executives of the Corporation. According to his employment contract, Mr. La Flèche is eligible to the AIP. The President and Chief Executive Officer also benefits from a greater participation in the Corporation’s Option Plan and PSU Plan. The performance criteria for the PSUs granted to Mr. La Flèche are the same as those described in the “Long-Term Incentive Plan” section on pages 27 to 29 of this Circular.

The employment contract of Mr. La Flèche was amended in 2013 to revise the number of Options and PSUs which Mr. La Flèche was entitled to in 2013 and subsequent years. The Corporation granted to Mr. La Flèche, for each of the 2013 and 2014 years, an Option to purchase 180,000 Shares. Since 2015, the Corporation is granting to Mr. La Flèche a number of underlying Shares calculated according to a multiple of his base salary divided by the closing price of the Shares on the day preceding the Option grant. This change has not been reflected in a written agreement.

In the above mentioned 2013 amendment, the Corporation also undertook for the years 2013 to 2017 inclusively to grant annually to Mr. La Flèche a number of PSUs having a value equal to: 60% of his base annual salary at Level 1; 90% of his base annual salary at Level 2; and 120% of his base annual salary at Level 3. All of the other terms and conditions of Mr. La Flèche’s employment contract remain the same.

The employment contract of Mr. Fortino provided for a special initial grant upon his hiring in 2014 of 37,500 Options and 45,000 PSUs at Level 1 as well as 60,000 PSUs at Level 2 and 3. Since 2015, Option and PSU grants to Mr. Fortino follow the standard grant policy of the Corporation.

The conditions of exercise of Mr. La Flèche and Mr. Fortino’s Options and PSUs are the same as those of Options and PSUs granted pursuant to the Plans. For other specific conditions applicable to Mr. La Flèche and Mr. Fortino, please refer to the “Termination of Employment or Change of Control Benefits” section on pages 42 and 43 of this Circular.

MINIMUM HOLDING OF SHARES AND PSUs BY NEOs NEOs and other executives are required to hold a certain number of Shares and PSUs. The President and Chief Executive Officer is required to hold Shares and PSUs of a value equal to at least three (3) times his annual base salary. The other NEOs are required to hold Shares and PSUs of a value equal to at least one and one-half (1 1⁄2) times their annual base salary and the other executives are required to hold Shares and PSUs of a value at least equal to one (1) time their annual base salary. The minimum holding requirement must be met within five (5) years of the date upon which each may exercise an Option under the Option Plan for the first time or within three (3) years of the appointment of the NEO if said NEO previously held a management position within the Corporation. All PSU and Option holders must keep a portion of the Shares they receive on the vesting or exercise date, as the case may be, if they have not yet met this minimum holding requirement. The President and Chief Executive Officer is required to continuously hold Shares and PSUs in accordance with the minimum holding requirement herein above-mentioned for one (1) year following retirement or resignation. The other NEOs are required to comply with the minimum holding requirement for six (6) months following retirement or resignation.

The following table indicates, with respect to each NEO, the value of the Shares and PSUs held as well as a confirmation of compliance with the minimum holding requirement. In accordance with its policy, the Corporation considers the following two (2) elements in determining compliance with this requirement: i) Shares of the Corporation held by each NEO; and ii) half of the PSUs granted but not yet vested according to the level corresponding to the goals estimated to be achieved when such determination is made.

30	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

Name	Minimum holding requirement	Value of securities held at the end of the financial year ($)(1)	Value of securities as multiple of base salary	Minimum holding requirement met (✓) or time limit to meet requirement
Eric R. La Flèche	3 x base salary	12,952,672	14,89	✓
François Thibault	1.5 x base salary	1,047,138	2,16	✓
Christian Bourbonnière	1.5 x base salary	2,086,162	4,42	✓
Carmine Fortino	1.5 x base salary	1,789,834	3,50	✓
Serge Boulanger	1.5 x base salary	1,451,443	4,12	✓

(1)	Value calculated using the closing price on September 23, 2016 ($44.09).

The dollar value of each NEO’s equity-based holdings, based on the closing price of the Shares on September 23, 2016 ($44.09), are set forth in the following table.

	Value of Shares held ($)	Value of unexercised in- the-money Options ($)		Value of PSUs not vested ($)	Total ($)
Name		Vested	Not Vested
Eric R. La Flèche	11,100,892	16,922,560	10,677,789	3,703,560	42,404,801
François Thibault	508,799	1,496,374	1,869,717	1,076,678	4,951,567
Christian Bourbonnière	1,579,568	1,586,768	1,787,500	1,013,188	5,967,025
Carmine Fortino	220,450	145,525	785,845	3,138,767	4,290,587
Serge Boulanger	1,190,430	999,809	832,241	522,026	3,544,506

More information on Options and PSUs held by NEOs is available in the “Outstanding Share-Based Awards And Option-Based Awards” section on page 37 of this Circular.

COMPENSATION DECISIONS FOR THE 2016 FINANCIAL YEAR

HIGHLIGHTS OF THE 2016 FINANCIAL YEAR In a very competitive environment, the Corporation achieved excellent financial and operational results in 2016, with strong growth of total sales, same store sales, operating income and earnings per share.

Sales for the 2016 financial year reached $12,787.9 million versus $12,223.8 million for the 2015 financial year, representing an increase of 4.6%, while the sales of comparable stores increased by 3.7% during this period. This increase in sales is attributable to the Corporation’s merchandising strategies, its investments in the retail network and a solid execution by its teams.

Net earnings for the 2016 financial year reached $586.2 million, up 12.9%, whereas fully diluted net earnings per share for the 2016 financial year were $2.39, up 18.9%.

BASE SALARY FOR THE 2016 FINANCIAL YEAR The base salary of each NEO was determined according to the factors referred to in the “Base Salary” section on page 26 of this Circular. The Human Resources Committee is satisfied that the base salaries are adequate compared to the reference group.

ANNUAL INCENTIVE PLAN FOR THE 2016 FINANCIAL YEAR The goals to be met under the AIP for the 2016 financial year were as follows:

i)	corporate goals: between 96% and 105% of the annual net earnings target, excluding the portion of earnings related to Alimentation Couche-Tard Inc. The maximum threshold for Mr. La Flèche is 105% whereas the maximum threshold applicable to the other NEOs is 103% of the target. Except with the approval of the Board of Directors, no amount is payable under the AIP with respect to this goal if the minimum threshold is not achieved;

ii)	divisional goals: between 95% and 103% of the budgeted contribution target and between 97% and 100% of the budgeted sales targets of the Corporation’s divisions of Québec and Ontario. The maximum threshold for Mr. La Flèche is 103% of the budgeted contribution target. The maximum threshold applicable to the other NEOs is 102% of the budgeted contribution target, except for Mr. Boulanger for whom the maximum applicable threshold is 101%. Except with the approval of the Board of Directors, no amount is payable under the AIP with respect to this goal if the minimum threshold is not achieved; and

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	31

iii)	sector-based goals: various financial, strategic or business goals relating to the specific sector for which the NEO is responsible, such as: achieving and exceeding sales, contribution, customer satisfaction and cost savings targets, succession planning and successful deployment of significant operational initiatives.

Corporate Goals The following table shows the percentage of the base salary representing the bonus that each NEO would earn according to the levels of corporate goal reached with respect to the annual net earnings as well as the results achieved for the 2016 financial year.

Name	Minimum Threshold $454.5 M	Target $473.4 M	Maximum Threshold $497.1 M(1)	Results Achieved $507.4 M
Eric R. La Flèche	36%	60%	90%	90%
François Thibault	20%	37%	50%	50%
Christian Bourbonnière	12%	22%	30%	30%
Carmine Fortino	12%	22%	30%	30%
Serge Boulanger	12%	22%	30%	30%

(1)	This is the maximum threshold for Mr. La Flèche. The maximum threshold for the other NEOs is $487,6 M. If the maximum threshold is exceeded, the NEOs will receive a bonus representing the same percentage of their base salary as if the actual results were equal to the maximum threshold.

Divisional Goals The Table below indicates the percentage of base salary making up the bonus that each NEO would receive according to the achievement of certain thresholds of the divisional goals as well as the results achieved for the 2016 financial year. For confidentiality reasons more fully described at the end of this section, the Corporation will not disclose the amount of those targets.

Name	Minimum Threshold	Target	Maximum Threshold(1)	Achieved Threshold
Eric R. La Flèche	16%	31%	40%	36.5%
François Thibault	12%	25%	30%	28.1%
Christian Bourbonnière	20%	41%	50%	43.7%
Carmine Fortino	20%	41%	50%	50.0%
Serge Boulanger	8%	18%	20%	19.4%

(1)	If the maximum threshold is exceeded, the NEOs will receive a bonus representing the same percentage of their base salary as if the actual results were equal to the maximum threshold.

Sector-based Goals The NEOs may receive a bonus of up to a maximum of 20% to 25% of their base salary for achieving all of their sector-based goals. There are no target levels for sectorial goals.

Adjustments The Human Resources Committee, upon recommendation of the President and Chief Executive Officer, and the Board of Directors, with respect to the President and Chief Executive Officer and the Executive Vice-President, Chief Financial Officer and Treasurer, granted NEOs minor compensation adjustments amounting to $127,371 under the AIP with respect to certain sector-based and divisional goals given that it has been determined that these goals had been substantially reached.

Bonus earned The following table shows the target bonus, maximum bonus and bonus earned by each NEO for the 2016 financial year.

Name	Target bonus as a % of salary	Maximum bonus as a % of salary	Bonus earned as a % of salary	Bonus earned $(1)
Eric R. La Flèche	100%	150%	141.5%	1,238,125
François Thibault	75%	100%	97.1%	472,816
Christian Bourbonnière	75%	100%	87.0%	412,454
Carmine Fortino	75%	100%	98.0%	504,700
Serge Boulanger	50%	75%	71.4%	253,381

(1)	The bonus is calculated based on the base salary in effect on January 1, 2016 and thereafter if modified following adjustments to the base salary during the year.

32	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

In light of the Corporation’s strong financial performance in 2016, bonuses earned by NEOs were high.

Undisclosed goals The Corporation will not provide further details regarding the AIP goals as it believes that the disclosure of such information could seriously prejudice its interests, as same constitutes strategic confidential information. In light of the fact that the Corporation does not publicly disclose its overall budgetary targets and does not wish to give forward-looking information, the Corporation believes that it is not desirable to disclose such information. Furthermore, the divisional and sector-based goals are aligned with the division’s main priorities and consist of financial targets and specific projects that are highly strategic and have yet to be completed; the disclosure of same could therefore greatly jeopardize their completion. Lastly, it is the Corporation’s policy not to disclose information on an unconsolidated basis. Consequently, the Corporation is unable to disclose additional information on divisional and sectorial goals.

The percentage of the total compensation associated with undisclosed goals for the 2016 financial year is a follows for each of the NEOs:

Name and principal occupation	% of compensation relating to undisclosed objectives versus total compensation
Eric R. La Flèche	13%
President and Chief Executive Officer
François Thibault	18%
Executive Vice-President, Chief Financial Officer and Treasurer
Christian Bourbonnière	22%
Executive Vice-President and Québec Division Head
Carmine Fortino	26%
Executive Vice-President and Ontario Division Head
Serge Boulanger	20%
Senior Vice-President, National Procurement and Corporate Brands

The Corporation considers that the performance goals determined in virtue of the AIP which are not fully disclosed are established at a high yet reachable level, to encourage NEOs to exceed expectations which, in the opinion of the Corporation, has a positive impact on the Corporation’s performance.

LONG-TERM INCENTIVE PLAN FOR THE 2016 FINANCIAL YEAR The Option and PSU awards granted during the 2016 financial year were determined according to the factors described in the “Long-Term Incentive Plan” section on pages 27 to 29 of this Circular. The following table shows, for each NEO, the percentage of the salary class, or, as the case may be, the salary that was used to determine the number of PSUs granted per level as well as the number of PSUs granted per level and their value for the 2016 financial year. The PSUs were granted to each NEO on January 27, 2016 and the level reached will be determined in January 2019 at the time of payment.

2016 Performance Share Units - grants

	Level 1			Level 2			Level 3
Name	% of salary(1)	Number of PSUs(2)	Value ($)(3)	% of salary(1)	Number of PSUs(2)	Value ($)(3)	% of salary(1)	Number of PSUs(2)	Value ($)(3)
Eric R. La Flèche	60%	13,020	524,836	90%	19,540	787,657	120%	26,050	1,050,076
François Thibault	30%	3,720	149,953	50%	6,200	249,922	70%	8,680	349,891
Christian Bourbonnière	30%	3,720	149,953	50%	6,200	249,922	70%	8,680	349,891
Carmine Fortino	30%	3,720	149,953	50%	6,200	249,922	70%	8,680	349,891
Serge Boulanger	25%	2,330	93,922	35%	3,260	131,411	45%	4,190	168,899

(1)	Percentage of the salary class or of the salary, as the case may be.
(2)	The number of PSUs indicated per level is not cumulative.
(3)	Value calculated using the closing price of the Share on the day preceding the January 2016 PSU grant ($40.31).

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	33

The Corporation estimates that four (4) out of the five (5) performance criteria are met for the 2016 financial year.

The following table provides details about the Options granted to each NEO for the 2016 financial year:

2016 Option grants

Name	Award date	Underlying securities	Expiry date	Options value ($)(1)
Eric R. La Flèche	January 28, 2016	108,500	January 27, 2023	874,727
François Thibault	January 28, 2016	21,700	January 27, 2023	174,945
Christian Bourbonnière	January 28, 2016	21,700	January 27, 2023	174,945
Carmine Fortino	January 28, 2016	21,700	January 27, 2023	174,945
Serge Boulanger	January 28, 2016	9,300	January 27, 2023	74,977

(1)	Value equal to 20% of the result obtained by multiplying the number of underlying Shares by the closing price of the Share on the day preceding the Option grant, namely $40.31. For additional details on the calculation method, refer to the “Long-Term Incentive Plan” section on pages 27 to 29 of this Circular.

STOCK PERFORMANCE GRAPHS The following graph illustrates the cumulative total shareholder return on $100 invested in Shares of the Corporation in comparison to an investment in the S&P/TSX Composite Index and in the S&P/TSX Food Retail Index for the period beginning September 24, 2011 and ending September 24, 2016.

	2011	2012	2013	2014	2015	2016
Metro Inc.	100.00	132.79	149.35	173.13	254.05	316.56
S&P/TSX Composite Index	100.00	110.89	119.31	143.62	131.59	149.10
S&P/TSX Food Retail Index	100.00	121.26	157.52	204.05	293.89	311.09

34	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

The following graph illustrates the cumulative total shareholder return on $100 invested in Shares of the Corporation with dividend reinvestments compared to the total annual NEO compensation for the 2012 to 2016 period.

As illustrated by the graph, total annual NEO compensation was stable during the 2012 and 2013 years whereas shareholder return generally increased during this period. For the 2014 and 2015 financial years, the increase of total annual NEO compensation was similar to the shareholder return. In 2016, the total compensation value was slightly lower than in 2015 whereas shareholder return between 2015 and 2016 continued to grow. Between 2012 and 2016, the total annual NEO compensation went from $7.6 million to $9.4 million. The Share price went from $19.47 in 2012 to $44.09 in 2016. It should be noted that the above graph does not illustrate the compensation earned by NEOs between years 2012 and 2016, but rather the compensation awarded to the executive officers mentioned in each of the summary compensation tables as they appear in each of the Corporation’s management proxy circulars of years 2012 to 2016. It is important to note that some values used in the Corporation’s management proxy circulars of years 2012 to 2015 may be different than those used in this Circular with respect to: i) Options granted between 2012 and 2014 since the Corporation has used since 2015 an average historical factor of 20% to determine the value of these Options instead of using the Black-Scholes model, said 20% factor having been deemed by the Corporation to reflect more adequately the evolution of the NEOs’ compensation and facilitate comparison with the reference group; and ii) PSUs granted between 2012 and 2015 since the Corporation is using for the first time, this year, Level 2 of PSUs granted, instead of Level 1 as in previous years, to determine the value of PSUs, Level 2 having been deemed by the Corporation to reflect more adequately the value of PSUs given that such level represents the target level to be reached. Further details regarding total annual NEO compensation components are available in the “Summary Compensation Table” section on page 36 of this Circular.

Aggregate compensation paid to the NEOs during the 2016 financial year represented 1.61% of net earnings and 0.09% of market capitalization.

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	35

COMPENSATION FOR THE 2016 FINANCIAL YEAR

SUMMARY COMPENSATION TABLE The following table sets forth the NEOs’ compensation for the financial years ended September 24, 2016, September 26, 2015 and September 27, 2014.

Name and Principal Position	Financial year	Salary ($)	Share-based awards ($)(1)	Option- based awards ($)(2)	Non-equity incentive plan compensation /Annual incentive plans ($)	Pension Value ($)(3)	All other compen- sation ($)(4)	Total compen- sation ($)
Eric R. La Flèche President and Chief Executive Officer	2016 2015 2014	869,616 849,993 832,300	787,657 769,370 752,880	874,727 855,039 788,400	1,238,125 1,269,675 752,760	212,000 199,000 155,000	4,825 4,487 4,448	3,986,950 3,947,564 3,285,788
François Thibault Executive Vice-President, Chief Financial Officer and Treasurer	2016 2015 2014	483,770 472,308 462,001	249,922 237,038 213,943	174,945 166,474 118,260	472,816 461,938 261,563	131,000 126,000 102,000	3,149 2,860 2,786	1,515,602 1,466,618 1,160,553
Christian Bourbonnière Executive Vice-President, Québec Division Head	2016 2015 2014	471,693 460,000 424,154	249,922 237,038 191,357	174,945 166,474 197,100	412,454 455,400 274,808	148,000 324,000 261,000	3,069 2,787 2,560	1,460,083 1,645,699 1,350,979
Carmine Fortino Executive Vice-President, Ontario Division Head	2016 2015 2014	510,674 500,000 26,923	249,922 250,096 1,481,200	174,945 166,474 185,150	504,700 490,000 —	100,000 95,000 7,000	3,069 252,821 250,148	1,543,310 1,754,391 1,950,421
Serge Boulanger Senior Vice-President, National Procurement and Corporate Brands	2016 2015 2014	352,308 340,962 327,500	131,411 122,537 105,089	74,977 70,132 69,642	253,381 250,125 185,625	98,000 110,000 75,000	2,320 2,090 1,995	912,396 895,846 764,851

(1)	The value of PSUs does not constitute a cash amount received by the NEO. It is an at-risk value. Indeed, the number of PSUs may increase or decrease depending on the number of financial objectives reached. This year, we used a different method to determine the value of PSUs for compensation disclosure as the value of PSUs granted in 2014, 2015 and 2016 was determined using Level 2, which constitutes the target level, instead of Level 1 used in previous years. The accounting value of the PSUs reflected in the Consolidated Financial Statements of the Corporation is different from the value on the grant date indicated in the table above. Said difference can be explained by the fact that in the financial statements, the Corporation considers the maximum number of PSUs provided for at Level 3, given that the applicable accounting principles require it. More information on the determination of the accounting value of the PSUs can be found in note 21 to the 2016 Consolidated Financial Statements. The table in the “2016 Performance Share Units - Grants” section on page 33 of this Circular provides assistance in determining the accounting value of the PSUs (Level 3) as well as the difference between the value on the grant date (Level 2) and the accounting value.
(2)	The Option values are all estimated values and not cash amounts received by a NEO. Accordingly, these at-risk values may be null, as the case may be. The value of Options for the financial years 2014 to 2016 appearing in the above table was determined using a 20% factor whereas the Corporation calculates the accounting value using the Black-Scholes model. Additional information regarding the manner upon which the accounting value of the Options was determined may be found in note 21 of the 2016 Consolidated Financial Statements. The accounting value of the Options granted in 2016 as determined using the Black-Scholes model is $4.65 per Option and the fair value for compensation disclosure is $8.06 per Option.
(3)	The variations attributable to compensation components represent the value of the projected pension benefits earned during the periods beginning October 1, 2015 and ending September 30, 2016, for the 2016 financial year, beginning October 1, 2014 and ending September 30, 2015, for the 2015 financial year, and beginning October 1, 2013 and ending September 30, 2014, for the 2014 financial year, taking into account all gains and losses in connection with the salary variations. The amounts shown above are in accordance with the information set forth in note 23 to the 2016 Consolidated Financial Statements.
(4)	The amounts represent life insurance premiums paid by the Corporation to NEOs with the exception of Mr. Carmine Fortino who, in addition to life insurance premiums paid by the Corporation, received during the 2015 and 2014 financial years a bonus of $250,000 for joining the Corporation. The value of perquisites for each NEO does not exceed $50,000 or 10% of the total annual base salary of each NEO.

36	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

INCENTIVE PLAN AWARDS

OUTSTANDING SHARE-BASED AWARDS AND OPTION-BASED AWARDS The following table shows, as at September 24, 2016 and with respect to each NEO, the Option-based awards that have not been exercised, and the Share-based awards (under the PSU Plan) that have not yet vested.

	Option-based awards							Share-based awards
	Number of securities underlying unexercised Options				Value of unexercised in-the-money Options at financial year-end ($)(1)			Number of Share-based awards that have not vested(2)	Market or payout value of Share- based awards that have not vested ($)(3)	Vesting date
Name	Vested	Not vested	Option exercise price ($)	Option expiration date	Vested	Not vested	Total
Eric R. La Flèche	200,000	—	14.73	April 22, 2017	5,872,000	—	5,872,000	48,000	2,116,320	Jan. 30, 2017
	180,000	45,000	15.71	April 21, 2018	5,107,800	1,276,950	6,384,750	22,980	1,013,188	Jan. 29, 2018
	135,000	90,000	17.72	April 19, 2019	3,560,400	2,373,600	5,934,000	13,020	574,052	Jan. 28, 2019
	72,000	108,000	22.10	April 25, 2020	1,583,520	2,375,280	3,958,800	—	—	—
	36,000	144,000	21.90	April 17, 2021	798,840	3,195,360	3,994,200	—	—	—
	—	120,700	35.42	April 23, 2022	—	1,046,469	1,046,469	—	—	—
	—	108,500	40.31	Jan. 27, 2023	—	410,130	410,130	—	—	—

	623,000	616,200	—	—	16,922,560	10,677,789	27,600,349	84,000	3,703,560	—

François Thibault	46,800	31,200	19.47	Aug. 12, 2019	1,152,216	768,144	1,920,360	13,620	600,506	Jan. 30, 2017
	10,200	15,300	22.10	April 25, 2020	224,332	336,498	560,830	7,080	312,157	Jan. 29, 2018
	5,400	21,600	21.90	April 17, 2021	119,826	479,304	599,130	3,720	164,015	Jan. 28, 2019
	—	23,500	35.42	April 23, 2022	—	203,745	203,745	—	—	—
	—	21,700	40.31	Jan. 27, 2023	—	82,026	82,026	—	—	—

	62,400	113,300	—	—	1,496,374	1,869,717	3,366,091	24,420	1,076,678	—

Christian	5,940	—	14.73	April 22, 2017	174,398	—	174,398	12,180	537,016	Jan. 30, 2017
Bourbonnière	22,320	5,580	15.71	April 21, 2018	633,367	158,342	791,709	7,080	312,157	Jan. 29, 2018
	14,760	9,840	17.72	April 19, 2019	389,270	259,514	648,784	3,720	164,015	Jan. 28, 2019
	8,640	12,960	22.10	April 25, 2020	190,022	285,034	475,056	—	—	—
	9,000	36,000	21.90	April 17, 2021	199,710	798,840	998,550	—	—	—
	—	23,500	35.42	April 23, 2022	—	203,745	203,745	—	—	—
	—	21,700	40.31	Jan. 27, 2023	—	82,026	82,026	—	—	—

	60,660	109,580	—	—	1,586,768	1,787,500	3,374,268	22,980	1,013,188	—

Carmine Fortino	7,500	30,000	24.69	Sept. 23, 2021	145,525	582,100	727,625	60,000	2,645,400	Sept. 24, 2017
	—	23,500	35.42	April 23, 2022	—	203,745	203,745	7,470	329,352	Jan. 29, 2018
	—	21,700	40.31	Jan. 27, 2023	—	82,026	82,026	3,720	164,015	Jan. 28, 2019

	7,500	75,200	—	—	145,525	785,845	1,013,396	71,190	3,138,767	—

Serge Boulanger	8,700	—	14.73	April 22, 2017	255,432	—	255,432	5,850	257,927	Jan. 30, 2017
	10,080	2,520	15.71	April 21, 2018	286,037	71,509	357,546	3,660	161,369	Jan. 29, 2018
	9,360	6,240	17.72	April 19, 2019	246,854	164,570	411,424	2,330	102,730	Jan. 28, 2019
	900	600	19.47	Aug. 12, 2019	22,158	14,772	36,930	—	—	—
	5,400	8,100	22.10	April 25, 2020	118,764	178,146	296,910	—	—	—
	3,180	12,720	21.90	April 17, 2021	70,564	282,257	352,821	—	—	—
	—	9,900	35.42	April 23, 2022	—	85,833	85,833	—	—	—
	—	9,300	40.31	Jan. 27, 2023	—	35,154	35,154	—	—	—

	37,620	49,380	—	—	999,809	832,241	1,832,050	11,840	522,026	—

(1)	Based on the difference between the closing price of the Share on September 23, 2016 ($44.09) and the Option exercise price.
(2)	Number of PSUs that the NEO may obtain based on the financial return objectives estimated to have been reached on the date of this Circular.
(3)	Value determined using the number of PSUs that the NEO could obtain based on the financial return objectives estimated to have been reached on the date of this Circular, and based on the closing price on September 23, 2016 ($44.09). See the “Long-Term Incentive Plan” and “Employment Contracts” sections on pages 27 and 30 respectively of this Circular.

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	37

INCENTIVE PLAN AWARDS – VALUE VESTED OR EARNED DURING THE FINANCIAL YEAR The following table shows, for the financial year ended September 24, 2016 and with respect to each NEO, the value of the Options which vested, whether or not exercised, the value of the PSUs that vested during said year and the value of the compensation under the AIP earned during said financial year.

Name	Option-based awards – Value vested during the financial year ($)(1)	Share-based awards – Value vested during the financial year ($)(2)	Non-equity incentive plan compensation – Value earned during the financial year ($)(3)
Eric R. La Flèche	5,033,190	1,947,181	1,238,125
François Thibault	621,209	1,028,624	472,816
Christian Bourbonnière	709,306	429,836	412,454
Carmine Fortino	145,525	—	504,700
Serge Boulanger	347,547	207,837	253,381

(1)	This amount represents the amount that would have been earned in 2016 if the Options that vested during the 2016 financial year had all been exercised on their vesting date. For further details, see the table entitled “Options - Value on vesting date” on page 39 of this Circular.
(2)	This amount represents the value of PSUs granted in 2013 that vested in 2016, based on the closing price on January 29, 2016 ($41.41), which is the business day preceding their settlement date. For further details, see the table below entitled “PSUs granted in 2013 and paid in February 2016”.
(3)	This amount represents the amount earned in 2016 under the AIP.

Please refer to the “Long-Term Incentive Plan” and “Employment Contracts” sections on pages 27 and 30 respectively of this Circular for a description of the conditions for awarding Options and PSU grants. The values shown in the Option-based awards and Share-based awards columns of the above table were calculated using the information found in the following two (2) tables:

PSUs granted in 2013 and paid in February 2016

Name	Number of PSUs(1)	Value ($)(2)
Eric R. La Flèche	47,022	1,947,181
François Thibault	24,840	1,028,624
Christian Bourbonnière	10,380	429,836
Carmine Fortino(3)	—	—
Serge Boulanger	5,019	207,837

(1)	Level 3 reached.
(2)	Based on the Share closing price on January 29, 2016 ($41.41), which is the business the day preceding the settlement date.
(3)	Mr. Carmine Fortino joined the Corporation on September 2, 2014.

38	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

Options - Value on vesting date

Name	Grant Date	Number of Options vested during the financial year (#)	Share price ($)(1)	Exercise price ($)
Eric R. La Flèche	April 23, 2010 April 22, 2011 April 20, 2012 April 26, 2013 April 18, 2014	45,000 45,000 45,000 36,000 36,000	42.25 42.50 42.00 42.88 42.69	14.73 15.71 17.72 22.10 21.90
François Thibault	Aug. 13, 2012 April 26, 2013 April 18, 2014	15,600 5,100 5,400	45.30 42.88 42.69	19.47 22.10 21.90
Christian Bourbonnière	April 23, 2010 April 22, 2011 April 20, 2012 April 26, 2013 April 18, 2014	5,940 5,580 4,920 4,320 9,000	42.25 42.50 42.00 42.88 42.69	14.73 15.71 17.72 22.10 21.90
Carmine Fortino	Sept. 24, 2014	7,500	44.09	24.69
Serge Boulanger	April 23, 2010 April 22, 2011 April 20, 2012 Aug. 13, 2012 April 26, 2013 April 18, 2014	2,700 2,520 3,120 300 2,700 3,180	42.25 42.50 42.00 45.30 42.88 42.69	14.73 15.71 17.72 19.47 22.10 21.90

(1)	Based on the Share closing price on the day preceding the vesting date.

OPTIONS EXERCISED DURING THE LAST COMPLETED FINANCIAL YEAR The following table sets forth information regarding the exercise of Options by NEOs during the financial year ended on September 24, 2016, and the aggregate value realized upon exercising these Options.

Name	Number of Shares acquired on exercise (#)	Aggregate Value Realized ($) (1)
Eric R. La Flèche	250,000	6,511,750
François Thibault	—	—
Christian Bourbonnière	58,860	1,499,742
Carmine Fortino	—	—
Serge Boulanger	11,160	283,697

(1)	Based on the difference between the Share closing price on the day before the Options were exercised and the exercise price of such Options.

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	39

EQUITY COMPENSATION PLAN INFORMATION The following table sets forth, as at September 24, 2016, information regarding equity compensation plans pursuant to which equity securities of the Corporation may be issued. Only the Option Plan qualifies as such.

Plan category	Number of securities to be issued upon exercise of Options (a)	Weighted-average exercise price of Options ($)(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,482,580	23.67	2,962,416
Total	3,482,580	23.67	2,962,416

STOCK OPTION PLAN (OPTION PLAN) The Option Plan established for executive officers, senior managers and key employees of the Corporation or of any of its subsidiaries provides for the granting of non-transferable and non-assignable Options to purchase a maximum of 30,000,000 Shares. The number of Shares that can be issued at any time when Options granted are exercised under the Option Plan or in accordance with any other compensation plan of the Corporation may not exceed 10% of the number of outstanding Shares of the Corporation. The Option Plan also provides that the number of Shares that can be issued within a period of one (1) year, when Options granted are exercised under the Option Plan or in accordance with any other compensation plan of the Corporation, may not exceed 10% of the number of outstanding Shares. No employee may hold Options on more than five percent (5%) of the outstanding Shares. The subscription price of each Share linked to an Option granted pursuant to the Option Plan may under no circumstances be less than the market price of the Shares on the day preceding the date of the grant, and is payable in full when the Option is exercised. The expression “market price” means the closing price of a round lot of shares traded on the Toronto Stock Exchange on the trading day immediately preceding the date of the grant of the Option. The Board of Directors determines the other conditions governing the exercise of Options granted, including the Options’ vesting date. Generally, no Option may be exercised after the expiration of the fifth (5th) year following the date upon which such Option may be first exercised, in whole or in part, or following a maximum of ten (10) years from the date of the grant.

The exercise period for Options that expire during a trading prohibition period, as determined in the Information Policy of the Corporation, is extended by a seven (7) business day period following the expiration of such trading prohibition period.

Unless the Board of Directors decides otherwise, the Options granted under the Option Plan expire on their expiry date or before, in the event that one (1) of the following situations occurs:

•	30 days following the resignation of the optionee or the date the Corporation or an affiliated entity terminates the optionee’s employment without just cause;

•	on the date the Corporation or an affiliated entity terminates the optionee’s employment for just cause;

•	two (2) years following the date of retirement or authorized leave of the optionee, it being understood that during said two-year period the Options continue to vest and the optionee is entitled to exercise Options. For a period of 364 days after said two-year period, the optionee will be entitled to exercise Options although such Options will not continue to vest; and

•	one (1) year after the optionee’s death.

In the event of a change of control of the Corporation, all Options granted under the Option Plan may be exercised at the discretion of the optionees.

The Option Plan provides that the following amendments to the Option Plan must be submitted for shareholder approval: i) any amendment to the number of securities issuable under the Option Plan (subject to any amendment resulting from a split, a consolidation or any other similar operation); ii) any amendment which would allow non-employee directors to participate to the Option Plan on a discretionary basis; iii) any amendment which would permit any Option granted under the Option Plan to be transferable or assignable other than by will or pursuant to succession laws; iv) the addition of a cashless exercise feature, payable in cash or securities, if the wording of such feature does not provide for a full deduction of the number of underlying securities from the Option Plan reserve; v) the addition of a deferred or restricted share unit or any other provision which results in employees receiving securities while no cash consideration is received by the Corporation; vi) any reduction in the purchase price (subscription price or exercise price) of any underlying Shares after the Option has been granted or any cancellation of an Option and the substitution of such Option with a new Option with a reduced exercise price, subject to any amendment resulting from a split, a consolidation or any other similar operation; vii) any extension to the term of an Option beyond its original expiry date (subject to the initial term being extended by seven (7)

40	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

business days when an Option exercise period expires during a trading prohibition period); viii) any amendment to the method of determining the purchase price (subscription price or exercise price) of each Share linked to an Option granted pursuant to the Option Plan; and ix) the addition of any form of financial assistance and any amendment to a financial assistance provision which is more favorable to employees.

The Board of Directors may, subject to its receipt of the required approvals of the regulatory authorities, and at its sole discretion, make any other amendments to the Option Plan that are not mentioned above. Without limiting the generality of the foregoing, the Board of Directors may, among other things: i) make any amendment of a “housekeeping” or clerical nature or in order to clarify the Option Plan’s provisions; ii) make any amendment regarding any vesting period; iii) make any amendment to the provisions regarding the termination of an Option or the Option Plan so long as it does not entail an extension beyond the original expiry date; iv) make any amendment resulting from a split, a consolidation, a reclassification, a Share dividend declaration or any other amendment pertaining to the Shares; v) discontinue the Option Plan; and vi) grant an Option of an initial term exceeding five (5) years from the date it can be exercised for the first time as long as its term does not exceed 10 years from the date upon which the Option was granted.

The rights of an optionee shall terminate immediately upon the occurrence of one (1) of the two (2) following events:

i)	if, during the optionee’s service with the Corporation or an affiliated entity, or during the two-year period following the termination of such optionee’s service, the optionee participates in a business operating in the grocery or pharmacy industry in either the province of Québec or the province of Ontario, thereby competing with the Corporation; or

ii)	if, during or after the optionee’s service with the Corporation or an affiliated entity, the optionee no longer complies with the provisions of the Code of conduct of the Corporation.

As at December 2, 2016, 3,450,870 Shares of the Corporation could be issued on account of Option grants already made pursuant to the Option Plan, representing 1.5% of the issued and outstanding share capital of the Corporation. On said date, 6,413,286 Shares were reserved for outstanding and new Options, representing 2.8% of the issued and outstanding share capital of the Corporation.

The aggregate number of Shares of the Corporation which may be issued on account of Options granted during the 2016 financial year represents 0.2% of the issued and outstanding share capital of the Corporation at the end of said financial year.

In order for the LTIP to be more centered on the Corporation’s performance and, in accordance with exemplary compensation practices, the Board of Directors has accepted the recommendation of the Human Resources Committee and has decided that, starting as of 2016, the grant of Options will be limited to the Vice-Presidents and to the President and Chief Executive Officer of the Corporation and of its subsidiaries as these persons have a direct influence on the decisions that may have an impact on the stock price. As a consequence, senior directors will no longer receive Options but will receive a greater number of PSUs.

PERFORMANCE SHARE UNIT PLAN (PSU PLAN) The Board of Directors approves the number of PSUs granted. The Human Resources Committee manages the PSU Plan and may amend it. This committee also establishes the performance goals to be achieved, which are confirmed by the Board of Directors of the Corporation.

The vesting date of PSUs is determined on the grant date and shall not exceed three (3) years following said grant date. On the vesting date, each PSU entitles its holder, subject to the achievement of performance goals determined by the Board of directors, to one (1) Share of the Corporation or, at the sole discretion of the Corporation, to a cash equivalent, or a combination of both. The PSU Plan is not dilutive with respect to the issued and outstanding Shares of the Corporation, in that PSUs are settled in Shares purchased on the secondary market and/or paid in cash. Furthermore, PSUs are not transferable or assignable.

Unless the Human Resources Committee decides otherwise, PSUs expire in the event of termination of employment of their holder for any reason whatsoever except for death or retirement.

If the PSU holder retires prior to the vesting date, such PSU holder is entitled, on such vesting date, to a number of PSUs that is proportionate to the number of days between the grant date and the retirement date and the total number of days between the grant date and the PSUs’ vesting date, while taking into account the extent to which the performance goals have been met.

If the PSU holder is deceased prior to the vesting date, the Corporation will pay to the holder’s estate, within 60 days of his or her death, a number of PSUs calculated in the same manner as if the holder had retired, while estimating the extent to which the performance goals have been met.

In the event of a change of control of the Corporation, all PSUs will vest and will have to be paid within 120 days of the change of control, and the Human Resources Committee will thus have to determine whether the performance goals would have otherwise been achieved at the vesting date and in which manner.

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	41

The rights of a PSU holder shall terminate immediately upon the occurrence of one (1) of the two (2) following events:

i)	if, during the PSU holder’s service with the Corporation or an affiliated entity, or during the two-year period following the termination of such PSU holder’s service, the PSU holder participates in a business operating in the grocery or pharmacy industry in either the province of Québec or the province of Ontario, thereby competing with the Corporation; or

ii)	if, during or after the PSU holder’s service with the Corporation or an affiliated entity, the PSU holder no longer complies with the provisions of the Code of conduct of the Corporation.

PENSION PLAN BENEFITS

DEFINED BENEFIT PLANS TABLE The following table illustrates the annual benefits payable at the normal age of retirement (age 65) under the combined base and supplemental plans, according to the final average salary and years of credited service under these plans.

			Annual benefits payable ($)
Name	Number of years of credited service(1)		At year-end	At age 65	Accrued value at start of year ($)	Compensatory change ($)(3)	Non- Compensatory change ($)(4)	Accrued value at year-end ($)
Eric R. La Flèche	25,1	(2)	407,800	601,700	5,851,000	212,000	1,218,000	7,281,000
François Thibault	4,2		39,400	172,100	425,000	131,000	137,000	693,000
Christian Bourbonnière	19,0		171,300	230,900	2,724,000	148,000	447,000	3,319,000
Carmine Fortino	2,1		16,400	71,700	108,000	100,000	43,000	251,000
Serge Boulanger	19,6	(2)	110,400	216,800	1,510,000	98,000	393,000	2,001,000

(1)	As at September 30, 2016, Messrs. Eric R. La Flèche, François Thibault, Christian Bourbonnière, Carmine Fortino and Serge Boulanger had 25.7, 4.2, 19.5, 2.1 and 20.2 years of service respectively with the Corporation. However, there is no increase in benefits as a result of the difference between the number of years of service and the number of years of credited service. No more than the actual years of service are considered under the Pension Plan.
(2)	Including 1.3 and 5.8 years under the management and professional plan for Mr. Eric R. La Flèche and Mr. Serge Boulanger respectively. These years are not considered for the purposes of the supplemental plan.
(3)	The variations attributable to compensatory elements represent the value of the projected retirement benefits earned during the period beginning October 1, 2015 and ending September 30, 2016, taking into account any gain or loss related to salary variation. The amounts indicated are consistent with the information presented in note 23 to the 2016 Consolidated Financial Statements.
(4)	The variations attributable to non-compensatory elements include accrued interests on obligations at the beginning of the financial year, other realized gains and losses incurred as well as amendments to actuarial assumptions.

There is no defined contribution pension plan for the NEOs.

TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL BENEFITS Mr. La Flèche and Mr. Fortino each have an employment contract providing for payments or specific benefits in the event of a change of control or termination of employment.

Under his employment contract with the Corporation, Mr. La Flèche will be entitled to a termination allowance equal to twice his annual compensation (salary and AIP) if the Corporation terminates or is deemed to have terminated his employment for any reason other than death or just cause. The compensation which would have been payable to Mr. La Flèche had the Corporation terminated his employment on September 24, 2016, would have amounted to $4,226,250. If the Corporation terminates or substantially modifies his employment duties within 24 months following a change of control of the Corporation, Mr. La Flèche will also be entitled to a termination allowance equal to twice his annual compensation (salary and AIP). The compensation which would have been payable to Mr. La Flèche had the Corporation terminated or substantially modified his employment duties on September 24, 2016 under such circumstances, would also have amounted to $4,226,250.

Furthermore, pursuant to his employment contract, in the event that Mr. La Flèche’s employment is terminated without just cause, he will have 18 months following such termination to exercise his Options that have already vested. During said period, Mr. La Flèche may also continue to accumulate rights with respect to previously granted Options, although this provision does not have the effect of extending the term of an Option beyond its initial term.

In the event that Mr. La Flèche’s employment is terminated without just cause, the PSUs granted to him will be dealt with under the PSU Plan in the same manner as if he had retired. If Mr. La Flèche was presumed to have retired at the end of the 2016 financial year, the value of the PSUs that would have vested, based on the closing price on September 23, 2016 ($44.09), would have amounted to $2,831,496. It should be noted that, in such circumstances, said PSUs would only have been paid to him on the original vesting date, the whole in accordance with the PSU Plan.

42	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

In all other cases where Mr. La Flèche’s employment is terminated or if his duties are substantially modified within 24 months following a change of control, the PSUs will be paid within 30 days thereof, and the Corporation will have to estimate the performance goals.

Mr. Fortino’s employment contract provides that in the event that the Corporation terminates his employment without just cause in the first three (3) years of service, he will be entitled to a severance allowance equal to 12 months of his annual base salary. If the Corporation terminates his employment without just cause after the first three (3) years of service, he will be entitled to a severance allowance equal 12 months of to his annual base salary plus one (1) month of base salary per additional year of service up to a maximum of 18 months of base salary. He would also be entitled to the payment of an amount equivalent to the annual bonus based on the corporate results for the period for which he is entitled to a severance allowance. The compensation that would have been payable to Mr. Fortino had the Corporation terminated his employment on September 24, 2016, would have amounted to $1,534,700.

The employment contract of Mr. Fortino also provides that if the Corporation terminates his employment without just cause in the first three (3) years of service, the PSUs granted to him on September 24, 2014 shall not become null and void and shall be paid at the moment they become vested according to the Level achieved on such date. These special terms and conditions are specific to the special grant of PSUs dated September 24, 2014 and no other PSU grants are subject to such terms and conditions. If Mr. Fortino’s employment had been terminated by the Corporation on September 24, 2016, the value of the PSUs based on the closing price on September 23, 2016 ($44.09) would have amounted to $2,645,400. It should be noted that, in such circumstances, said PSUs would only have been paid to him on the original vesting date, the whole in accordance with the PSU Plan.

The rules applicable to the Options and PSUs of the other NEOs, including Mr. Fortino, in the event of termination of employment or change of control are described in the “Stock Option Plan” section found on pages 40 and 41 of this Circular and in the “Performance Share Unit Plan” section found on pages 41 and 42 of this Circular.

The following table sets forth the value of the Options that would have vested earlier and that could have been exercised, and the PSUs that would have vested earlier if a termination of employment or a change of control of the Corporation had taken place on September 24, 2016.

Name	Options ($)	PSUs ($)
Eric R. La Flèche	10,677,789	3,703,560
François Thibault	1,869,717	1,076,678
Christian Bourbonnière	1,787,500	1,013,188
Carmine Fortino	785,845	3,138,767
Serge Boulanger	832,241	522,026

OTHER KEY POLICIES OF THE CORPORATION

CODE OF CONDUCT OF EMPLOYEES The Board of directors has adopted in 2016 a new code of conduct of employees (“Code of conduct”) replacing the Policy regarding conflicts of interest and professional ethics. This Code of conduct applies to all employees of the Corporation, including executives. The Code of conduct:

i)	puts an emphasis on the duties of care, loyalty, confidentiality, non-solicitation of employees and duty to act in the best interest of the Corporation;

ii)	aims at fostering a safe and respectful work environment exempt from any form of harassment;

iii)	establishes rules regarding certain business practices, including gifts, invitations and solicitations; and

iv)	sets out rules of conduct with respect to conflicts of interest.

The Code of conduct now integrates the compensation clawback policy and the no-hedging policy which are summarized in the sections below.

EXECUTIVE COMPENSATION CLAWBACK Certain provisions of the Code of conduct dealing with awards made after November 15, 2011 under the Corporation’s AIP and LTIP plans provide that the Board of Directors may, at its sole discretion, to the full extent permitted by applicable laws and to the extent it determines that it is in the Corporation’s best interest to do so: 1) require reimbursement of all or a portion of incentive compensation received by an executive; 2) require the reimbursement of profit realized by the executive from the exercise or following the vesting of performance-based incentive compensation awards; or 3) effect the cancellation of unvested performance based incentive compensation awards granted to the Executive, if:

i)	the amount of incentive compensation was calculated based upon, or contingent on, the achievement of certain financial results that were subsequently the subject of or affected by a restatement of all or a portion of the Corporation’s financial statements;

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	43

ii)	the executive officer engaged in gross negligence, intentional misconduct or fraud that caused or partially caused the need for the restatement; and

iii)	the incentive compensation received or the profit realized by the executive would have been lower had the financial results been properly reported.

NO-HEDGING Certain provisions of the Code of conduct prohibit employees of the Corporation from, directly or indirectly, short selling the Corporation’s Shares or Options, or trading in put or call options. These provisions apply as well to the directors of the Corporation in virtue of their code of ethics. The purpose of these provisions is to avoid speculation by employees and directors on the Corporation’s Shares.

INFORMATION POLICY The Corporation’s Information Policy provides that the employees and directors of the Corporation are subject to trading prohibition periods with respect to trading Corporation’s Securities when important information is not publicly disclosed. In addition, any director or officer of the Corporation shall continue to be bound by these trading prohibition periods during an additional period of three (3) months following termination of service.

CORPORATE GOVERNANCE

The Board of Directors believes that good corporate governance is essential and the Corporation imposes to its directors, officers and employees rigorous rules of ethics.

The Corporation intends to comply as much as possible with the guidelines adopted by the Canadian Securities Administrators and with the standards of other regulatory bodies. The statement of the Corporation’s corporate governance practices is set forth in Exhibit G to this Circular. Additional information on the Board of Directors and its committees is set out in “The Board of Directors and its Committees” section found on page 15 of this Circular.

44	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

OTHER MATTERS

Management of the Corporation knows of no other matters to come before the Meeting other than those referred to in the Notice of Meeting. However, if any other matters which are not known to management should properly come at the Meeting, the enclosed form of proxy confers discretionary authority upon the Proxyholders to vote on such matters.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Proposals for any matters that persons entitled to vote at the 2018 annual shareholders’ meeting wish to raise at said meeting must be received by the Corporation by September 11, 2017, at the latest.

ADDITIONAL INFORMATION

Financial information about the Corporation can be found in the Consolidated Financial Statements and in the Management’s Discussion and Analysis for the most recent financial year of the Corporation forming part of the Annual Report. This Circular as well as the Annual Information Form and the Annual Report are available on SEDAR (www.sedar.com) as well as on the Corporation’s Corporate Internet Website (www.corpo.metro.ca) and the Corporation will promptly provide a copy of any such document free of charge to shareholders of the Corporation who send a written request to the following address: 11 011, Maurice-Duplessis Blvd, Montréal (Québec) H1C 1V6, to the attention of the Finance Department.

APPROVAL BY THE DIRECTORS

The content and transmission of this Circular have been approved by the directors of the Corporation.

Montréal, December 9, 2016

Simon Rivet
Corporate Secretary

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	45

EXHIBIT A

SHAREHOLDER PROPOSAL

The proposal below was submitted by the Mouvement d’éducation et de défense des actionnaires (“MÉDAC”), 82 Sherbrooke Street West, Montréal (Québec) H2X 1X3, a holder of Common Shares of the Corporation, for consideration at the Meeting. The proposal was submitted in French by the MÉDAC and translated into English by the Corporation. On the date the MÉDAC submitted its proposal, it held 80 Shares. These Shares had been held since June 21, 2010.

Proposal : Creation of a strategic perspectives committee

MÉDAC’s wording:

It is proposed that the Board of Directors creates a strategic perspectives committee in order to ensure to offer a framework permitting to present ideas or plans relating to strategic perspectives or proposed material acquisitions and to elaborate recommendations that may be submitted to the Board of Directors’ review.

MÉDAC’s Argument in support of its proposal:

Facing a market that is close to maturity, the industry has undergone a strong consolidation period. After a series of mergers, acquisitions and amalgamations, three large distributors, Loblaws/Provigo, Sobeys/IGA and Metro Inc. share among themselves the vast majority of the Québec food distribution market.

The competition is strong and there are few growth possibilities in Québec. To this effect, we welcome the initiatives that Metro Inc. could take in e-commerce before the end of this year which would allow to better serve and develop the younger customer base. Even if the online sales might cannibalize the conventional sales, we are of the opinion, as was mentioned by the President and Chief Executive Officer of Metro during last year’s general meeting, “It is better to cannibalize than lose (a client).”

However, will Metro’s current strategy focusing on internal growth rather than on geographical or product diversification still be winning?

We are concerned for the future. These concerns could take the form of an acquisition, Rona style, or a progressive performance decline.

Facing this situation, we ask that the Board of Directors creates, like Cogeco Inc. did, a committee of strategic perspectives, whose mission would be to:

•	offer a framework allowing the President and Chief Executive Officer, alone or with other members of the executive management team, to present ideas, strategic plans or proposed material acquisitions and to obtain the opinion of the committee in the course of the elaboration phase of recommendations that may be submitted to the board;

•	establish, at the request of the management, the parameters and guidelines that would guide the review of strategic perspectives or of proposed material acquisitions;

•	study and assess the strategic perspectives and present suggestions to management.

The existence of such a committee would reassure us about the sustainability of our investment in a strong and innovative Quebec company.

46	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND TO VOTE “AGAINST” THE PROPOSAL FOR THE FOLLOWING REASONS:

The Corporation acknowledges the importance to have at all times a strategic vision and to evaluate carefully growth perspectives as well as risks that may affect its activities. As provided in the mandate of the Board of Directors which can be found in Exhibit B to this Circular, this responsibility belongs to the Board of Directors. The Board of Directors considers that this responsibility is devolved to all directors collectively.

The Board of Directors reviews at least once a year, and more frequently depending on the circumstances, the strategic planning of the Corporation and of its subsidiaries. The strategic planning process takes into account, as applicable, opportunities and identification of risks associated with the Corporation’s activities. Under its mandate, the Board of Directors approves all important decisions, including decisions relating to major investments and material sales of assets.

The Corporation considers that these questions are properly dealt with within its actual structure and does not see the need to create an additional committee of the Board of Directors to specifically deal with strategic issues. The Corporation actually considers that the creation of such an additional committee would unduly weigh on the structure of the Board of Directors and could result in certain directors being less engaged in the strategic planning process.

In light of the foregoing, the Corporation recommends that the shareholders vote against this proposal.

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EXHIBIT B

MANDATE OF THE BOARD OF DIRECTORS

The Board of Directors is elected by the shareholders and is responsible for the management of the affairs of the Corporation in all respects.

Corporate Governance / The Board of Directors is responsible for ensuring that the Corporation is properly governed and that the relevant corporate governance guidelines are complied with. Among other matters, consistent with the corporate governance guidelines of the Canadian Securities Administrators, the Board of Directors assumes special responsibility for the following five matters, either directly or through one of its committees: the adoption of a strategic planning process for the Corporation and its subsidiaries at least once a year which takes into consideration, if need be, any opportunities and risks of the Corporation; the identification of the principal risks associated with the Corporation’s activities and the implementation of appropriate systems to manage these risks; the appointment, training, evaluation, supervision and compensation of senior management as well as succession planning; a communications policy with shareholders and the public at large; oversight of major labor relations issues and the integrity of the Corporation’s internal control and management information systems.

Important Decisions / In addition to decisions requiring the Board’s approval pursuant to the law or the Corporation’s articles and by-laws, the Board makes all important decisions with regard to, among other matters, major investments and divestitures of significant assets.

Rules of Ethics / The Board of Directors sees that rules of ethics are established for the directors, officers and employees of the Corporation and that adequate procedures are put in place in order to ensure compliance with such rules of ethics.

Internal Governance / The Board of Directors recommends to the shareholders the nominees proposed to be elected as directors, approves the compensation and indemnities of directors and is responsible for succession planning at the Board level. The Board determines the expectations and responsibilities of directors. The Board of Directors reviews its own effectiveness as well as that of the committees of the Board and of individual directors.

Committees / The Board of Directors creates the committees which are considered advisable for the performance of the Board’s duties and responsibilities.

Management / Management is responsible for the day-to-day management of the Corporation’s operations. The Board approves the general goals for the Corporation which management is responsible for meeting.

The Board’s main expectations of management are the protection of the Corporation’s interests and the long term maximization of the shareholders’ investment, while striking a proper balance between the short and medium term goals, as well as the interests of the employees, the customers and the stakeholders of the Corporation.

48	METRO INC.	MANAGEMENT PROXY CIRCULAR 2016

EXHIBIT C

MANDATE OF THE HUMAN RESOURCES COMMITTEE

1.	Mandate

The Committee’s mandate is to:

•	approve or, as the case may be, recommend to the Board of Directors (the “Board”) policies regarding human resources management, compensation and ethics;

•	review risk identification and management relating to compensation policies and practices and review disclosure in this respect;

•	review and recommend to the Board policies and practices on Management compensation including base salary, Short Term Incentive Plan (STIP) and Long-Term Incentive Plan (LTIP);

•	make recommendations to the Board as to the appointment of the President and Chief Executive Officer and senior executives (Metro Inc.’s vice-presidents, including the executive and senior vice-presidents);

•	review and approve corporate objectives relevant to the President and Chief Executive Officer, the Executive Vice-President and Chief Financial Officer, and the Executive Vice-President and Chief Operating Officer;

•	evaluate the performance of the President and Chief Executive Officer, the Executive Vice-President and Chief Financial Officer, and the Executive Vice-President and Chief Operating Officer with respect to such corporate objectives and make recommendations to the Board regarding their compensation;

•	evaluate the performance of the other NEOs and of the other Senior and Executive Vice-Presidents, approve their compensation (base salary and STIP) and make recommendations to the Board with respect to LTIP grants;

•	annually review the succession plans for the President and Chief Executive Officer, senior officers and other executives, ensure the follow-up of the action plans and make appropriate recommendations to the Board;

•	ensure that the policies and procedures regarding ethical standards governing various transactions and operations conducted by senior executives and managers in general are being applied;

•	receive and examine reports regarding pension funds from management and the Corporation’s pension committees and, in turn, report on a yearly basis to the Corporation’s Board;

•	review and approve the executive compensation information to be included in the annual disclosure documents prescribed by legal and regulatory authorities.

2.	Outside advisor

The Committee has the authority to engage and compensate any outside advisor or consultant that it determines to be necessary to assist the Committee in carrying out its duties. The Committee must pre-approve services, other than services the consultant or outside advisor provides to the Committee, to be rendered by the consultant or outside advisor to the Corporation at the request of management. The Committee may delegate to its Chair the power to pre-approve all services to be provided by the consultant or advisor to the Corporation at the request of management. Nevertheless, the Chair, if this power is delegated to him, must disclose to the Committee, on an informational basis, all such pre-approved decisions at the next Committee meeting.

3.	Composition

The Committee is made up of at least three (3) members and at most five (5) independent directors. A member of the Audit Committee sits as a member of the Committee.

Each member of the Committee has direct experience that is relevant with human resources and senior management compensation matters.

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EXHIBIT D

MANDATE OF THE AUDIT COMMITTEE

1.	Objectives of the Committee and general scope of responsibilities of the parties:

1.1.	The objectives of the Committee are to review the adequacy and effectiveness of the actions taken by the various parties herein involved to discharge themselves of their responsibilities herein described and to assist the Board in its oversight of:

1.1.1	the integrity of the Company’s financial statements;

1.1.2	the internal and external auditor qualifications and independence;

1.1.3	the performance of the Company’s internal audit function and external auditor;

1.1.4	the effectiveness of internal controls;

1.1.5	the Company’s compliance with legal and regulatory requirements; and

1.1.6	the identification of the material risks that may affect the Company and the implementation of appropriate measures to manage such risks.

1.2.	Management is responsible for:

1.2.1	the preparation, presentation and integrity of the Company’s financial statements and for maintaining appropriate accounting policies and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations; and

1.2.2	identifying the material risks and putting in place appropriate measures allowing to manage such risks.

1.3.	The external auditor is responsible for auditing the Company’s annual financial statements and reviewing the Company’s interim financial statements.

1.4.	The internal auditor is responsible, by bringing a systematic and disciplined approach, for evaluating and improving the effectiveness of the Company’s risk management and control processes.

2.	Scope of mandate

The responsibilities of the Committee extend to Metro Inc., its subsidiaries and their divisions. In this mandate, the word «Company» refers to Metro inc., its subsidiaries and their divisions.

3.	Composition and Organization

3.1	The Committee is composed of a minimum of 3 and a maximum of 6 members of the Board of Directors who are all independent directors. All members must be financially literate.

3.2	At any time, the Committee may communicate directly with the external auditor, the internal auditor or the management of the Company.

4.	Specific responsibilities

The Audit Committee must periodically inform the Board about its work and advise it about its recommendation.

4.1	Financial Information

4.1.1	The Committee reviews, before their public disclosure, the audited annual and interim financial statements, the MD&A, the investor fact sheet and all press releases relating to the financial statements.

4.1.2	The Committee reviews with the management of the Company and the external auditor the choice of accounting policies and its justification as well as the various estimates made by management which may have a significant impact on the financial position.

4.1.3	The Committee ensures that adequate procedures are in place for the review of the Company’s disclosure to the public of information extracted or derived from the Company’s financial statements, other than the information covered by paragraph 4.1.1 hereof, and periodically assesses the adequacy of such procedures.

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4.1.4	The Committee reviews, before they are released, any prospectus relating to the issuance of securities by the Company, the Annual Information Form and the Management Proxy Circular.

4.2.	Internal Control

4.2.1.	The Committee verifies that Company Management has implemented mechanisms in order to comply with regulations on internal controls and financial reporting.

4.2.2.	Every quarter and every fiscal year, the Committee reviews with Company Management the conclusions of the work supporting the certification letters to be filed with the authorities.

4.2.3.	The Committee reviews with the Company Management all material weaknesses and significant deficiencies identified pertaining to internal controls and financial reporting, as well as any fraud, and the corrective measures implemented.

4.3.	Internal Audit

4.3.1.	The Committee examines the appointment, replacement, reassignment or dismissal of the Senior Director of the Internal Audit Department and reviews the mandate, annual audit plan, and resources of the internal audit function.

4.3.2.	The Committee meets the Senior Director of the Internal Audit Department to review the results of the internal audit activities, including any significant issues reported to management by the internal audit function and management’s responses and/or corrective actions.

4.3.3.	The Committee reviews the performance, degree of independence and objectivity of the internal audit function and adequacy of the internal audit process.

4.3.4.	The Committee reviews with the Senior Director of the Internal Audit Department any issues that may be brought forward by him, including any difficulties encountered by the internal audit function, such as audit scope, access to information and staffing restrictions.

4.3.5.	The Committee ensures the effectiveness of the coordination between the internal audit and the external audit.

4.4.	External Audit

4.4.1.	The Committee has the authority and the responsibility to recommend to the Board of directors:

i)	the appointment and the revocation of any public accounting firm engaged for the purpose of preparing or issuing an audit report, or performing other audit, review or certification services (collectively the «external auditor»); and

ii)	the compensation of the external auditor.

4.4.2.	The external auditor communicates directly with the Committee. The Committee reviews the reports of the external auditors which are sent to it directly. The Committee also monitors all the work performed by the external auditors, its audit plans and the results of its audits.

4.4.3.	The Committee discusses with the external auditors, by means of meetings, problems encountered during the audit, including the existence, if applicable, of restrictions imposed by the management of the Company or areas of disagreement with the latter about the financial information and ensures that such disagreements are resolved.

4.4.4.	The Committee, or one or more of its members to whom it has delegated authority, pre-approves non-audit services that are assigned to the external auditors. The Committee may also adopt policies and procedures concerning the pre-approval of non-audit services that are assigned to the external auditors. It monitors the fees paid with respect to such mandates.

4.4.5.	The Committee makes sure that the external auditor has obtained the cooperation of the employees and officers of the Company.

4.4.6.	The Committee examines the post-audit letter or the recommendation letter of the external auditor as well as the reactions of management and management’s response to the deficiencies observed.

4.4.7.

The Committee examines the qualifications, performance and independence of the external auditor and ensures that the audit report accompanying the financial statements is issued by an audit firm that is a participant in the program

METRO INC.	MANAGEMENT PROXY CIRCULAR 2016	51

of the Canadian Public Accountability Board (“CPAB”) and that the firm respects any sanctions and restrictions imposed by this Board. The Committee takes into account the opinions of management and the Company’s internal auditor in assessing the qualifications, performance and independence of the external auditor. In particular, the Committee examines each year the quality of the work performed by the external auditor in order to facilitate an informed recommendation concerning the appointment of the audit firm which will act as external auditor of the Company.

4.4.8.	At least, once a year, or at any other time indicated below, the external auditor i) reports to the Committee on the external auditor’s internal quality-control procedures in place; ii) reports to the Committee as to its internal evaluation of the quality of work of the members of the audit firm involved in the audit of the Company; iii) reports to the Committee as to its inscription as a duly registered participant of the CPAB and whether its holds proper authority to audit Canadian issuers; iv) provides the members of the Committee, in a timely fashion, with a copy of any report, notice, information and findings of the CPAB which the external auditor may or must provide copy of to the Committee, including any annual public report on the quality of audits performed by public accounting firms as well as any significant findings emerging from any inspection of the audit file of the Company, the content of which the external auditor must discuss with the members of the Committee.

4.4.9.	The Committee reviews and approves the Company’s hiring policy concerning (current and former) partners and (current and former) employees of the (current and former) external auditor.

4.5.	Miscellaneous

4.5.1.	The Committee establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and to preserve confidentiality and the protection of the anonymity of persons who may file such complaints.

4.5.2.	The Committee has the authority to engage any advisor it deems necessary in order to help it in the performance of its duties, and to set the compensation of such advisor as well as to obtain from the Company the funds necessary to pay such compensation.

4.5.3.	The Committee analyses the conditions surrounding the departure or appointment of the officer responsible for finance and any other key financial executive who participates in the financial information process.

4.6.	Compliance with legal and regulatory requirements

The Committee reviews the reports received from time to time regarding any material legal or regulatory issues that could have a significant impact over the Company’s business.

4.7.	Risk Management

4.7.1.	The Committee reviews the material risks identified by Company Management. The Committee examines the effectiveness of the measures put in place to manage these risks by questioning the management of the Company regarding how risks are managed as well as obtaining opinions from management regarding the degree of integrity of the risk mitigation systems and acceptable thresholds;

4.7.2.	The Committee reviews on a regular basis the management policies regarding material risks recommended by Company Management and obtains from the management of the Company on a regular basis reasonable assurance that the Company’s risk management policies for material risks are being adhered to. The Committee also reviews reports on material risks, including financial hedging activities and environment.

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EXHIBIT E

MANDATE OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

1.	Corporate Governance

The Committee develops and monitors Company policy on corporate governance. The Committee ensures the Company’s strict compliance with the corporate governance guidelines and standards of the legislative and regulatory authorities.

The Committee prepares the Company’s Statement of Corporate Governance Practices for annual disclosure as required by the legislative and regulatory authorities.

Each year, the Committee assesses the effectiveness of the Board and its committees with respect to their mandate.

The Committee makes recommendations to the Board on directors’ compensation based on their involvement, duties, and the risks they assume and on the best Canadian practices. The Committee is also charged with regularly reviewing the indemnification procedure regarding directors’ liability and directors’ liability insurance coverage.

The Committee is also responsible for developing and providing an orientation and education program for new directors as well as a continuing education program for all directors. The program covers, among other things, the nature of the Company’s operations, its strategy and what it expects from the directors.

The Committee oversees the application of the code of ethics to the directors.

The Committee ensures that the policy on communications to shareholders and the general public is updated as needed and that Company Management discharges its responsibilities under the policy.

Lastly, the Committee receives and rules on requests of directors seeking to engage outside advisers at the Company’s expense.

2.	Candidates

The Committee’s mandate also includes recommending candidates to the Board for election as directors of the Company by seeking persons who have the required knowledge, experience, integrity and availability and who meet the selection criteria set from time to time by the Committee to fill the position of director. The Committee also considers the competencies and skills the Board, as a whole, should possess and the competencies and skills each existing director possesses as well as the objectives of the Board in terms of independence, absence of conflicts of interest, diversity factors and other relevant objectives. The Committee maintains an up to date directors’ skill matrix. The Committee is responsible for succession planning of the Board and elaborates the selection process for new directors. The Committee makes recommendations to the Board on the number of directors to form the Board. Upon recommendation from the Chair, the Committee proposes to the Board the nomination of committee members and committee Chairs. The Committee also recommends to the Board the director who will serve as Chair of the Board.

3.	Outside advisor

The Committee has the authority to engage and compensate any outside advisor that it determines to be necessary to permit it to carry out its duties.

4.	Composition

The Committee is made up of at least three (3) independent directors appointed by the Board. The Committee members are appointed by the Board of Directors.

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EXHIBIT F

LIST OF COMPETENCIES AND EXPECTATIONS OF DIRECTORS

The directors of Metro Inc., who represent a variety of business sectors, must each have the necessary competencies to promote the interests of all the shareholders of the Corporation and ensure that the Board of Directors works effectively and productively. This document constitutes a non-exhaustive list of the personal competencies and values which the directors of the Corporation should demonstrate as well as of the expectations with respect to such directors.

1.	BACKGROUND AND EXPERIENCE The directors of the Corporation must have superior experience, knowledge, competencies and a background which will allow them to make a significant contribution to the Corporation’s Board of Directors and its committees.

2.	INTEGRITY AND ACCOUNTABILITY The directors of the Corporation must show integrity and respect the highest ethical and fiduciary standards, in particular those set forth in the code of ethics of the Corporation’s directors.

3.	KNOWLEDGE The directors of the Corporation must have the appropriate knowledge to fulfill their duties well. Specifically, they must fully understand their role and duties and be able to read financial statements as well as understand the use of financial ratios and other measures of the Corporation’s performance. They must also continually expand their knowledge of the Corporation’s operations and the major trends in the business sector in which the Corporation operates.

4.	CONTRIBUTION The directors of the Corporation must significantly contribute to the proceedings and work of the Board and its committees including by expressing their point of view in an objective, logical and persuasive manner. They must be able to propose new ideas while keeping in mind the strategies of the Corporation and objectives that it must achieve.

5.	TEAMWORK The directors of the Corporation must work as a team in an effective and productive manner. They must show respect for others, specifically by listening to and taking the points of view of others into consideration.

6.	AVAILABILITY, PREPARATION AND ATTENDANCE AT MEETINGS The directors of the Corporation must be sufficiently available to fulfill their role properly. They must also adequately prepare themselves for all meetings of the Board and its committees and attend such meetings, except in exceptional circumstances.

7.	ADVICE The directors of the Corporation must exercise judgment based on sound information and solid reasoning as well as be able to provide wise and thoughtful advice on a wide range of issues.

8.	VISION AND STRATEGY The directors of the Corporation must always act in the best interests of the Corporation, of all its shareholders and all its stakeholders. To do so, they must have perspective and be able to think strategically. They must be able to anticipate future consequences and trends.

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EXHIBIT G

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Canadian Securities Administrators Corporate Governance Guidelines	Observations

BOARD OF DIRECTORS
1. The board should have a majority of independent directors.

1.      The Board of Directors was comprised of a majority of independent directors, in that out of the 14 directors who served on the Board of Directors during the 2016 financial year, 12 were considered independent directors. In order to determine if a director is independent, the Board of Directors reviews information provided by the directors or the nominees in a questionnaire which is annually handed to them. During the 2016 financial year, the independent directors were: Mrs. Maryse Bertrand, Stephanie Coyles, Paule Gauthier (until January 26, 2016), Christine Magee, Marie-José Nadeau and Line Rivard and Messrs. Marc DeSerres, Claude Dussault, Russell Goodman, Marc Guay, Christian W.E. Haub, Michel Labonté, Réal Raymond and Michael T. Rosicki (until January 26, 2016). Mr. Eric R. La Flèche cannot be considered independent because he holds a senior executive position within the Corporation. Mr. Serge Ferland cannot be considered independent because he is a shareholder and an executive of companies which own food stores operating under the Metro banner and therefore carries a business relationship with the Corporation.

If, following the Meeting on January 24, 2017, the nominees proposed by the Corporation are elected, the Board of Directors will continue to be comprised of a majority of independent directors, in that 12 of the 13 proposed nominees are independent directors, namely the independent directors hereinabove mentioned.

A record of attendance of each director at Board of Directors and Committee meetings held since the beginning of the Corporation’s most recently completed financial year is included on page 16 of this Circular.

2. If a director is presently a director of any other reporting issuer, identify both the director and the other issuer.

2.      The information pertaining to the directors who serve on the board of another reporting issuer can be found on pages 6 to 12 of this Circular. The Board of Directors has adopted this year a policy limiting the number of directorships of its directors to a maximum of four (4) public companies, including the Corporation. As well, no more than two (2) directors of the Corporation shall hold a director seat at the same board of another public company at the same time. Therefore, the Corporate Governance Committee of the Corporation shall take into consideration the directorships of potential nominees and shall not propose a slate of directors for election by shareholders if the election of those directors would result in more than two (2) directors holding a director seat at the same time at the same board of another public company. A director of the Corporation shall obtain the prior approval of the Corporate Governance Committee before submitting his or her candidacy as director of another public company.

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Canadian Securities Administrators Corporate Governance Guidelines	Observations
3. The chair of the board should be an independent director.	3. The role and responsibilities of the Chair of the Board of Directors are described in Exhibit H to this Circular. Mr. Réal Raymond, Chair of the Board of Directors, is an independent director.
4. The independent directors should hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance.

4.      A meeting of non-management directors, chaired by the Chair of the Board, takes place at the end of each meeting of the Board of Directors and a meeting of the independent directors is held whenever needed.

BOARD MANDATE
5. The board should adopt a written mandate in which it explicitly acknowledges responsibility for the stewardship of the issuer.

5.      The Board of Directors has adopted a written mandate in which it acknowledges its stewardship responsibility. The text of said mandate can be found in Exhibit B to this Circular. Every year, the Corporate Governance Committee reviews the mandate of the Board of Directors to determine if it requires updating, and in such case, makes the recommendations to this effect to the Board of Directors.

POSITION DESCRIPTIONS

6.      The board should develop clear position descriptions for the chair of the board and the chair of each board committee. In addition, the board should develop a clear position description for the president and CEO. The board should also develop or approve the goals and objectives that the president and CEO must meet.

6.      The Board of Directors has adopted a written mandate for the position of Chair of the Board of Directors, the text of which is included in Exhibit H to this Circular. The Board of Directors has also adopted a mandate for the position of Chair of each Board committee, the text of which is included in Exhibit I to this Circular. The mandate of the President and Chief Executive Officer is described in the Corporation’s By-Laws. The President and Chief Executive Officer reports to the Board of Directors and his responsibilities include: directing and managing all of the Corporation’s business, subject however to the powers vested exclusively to the Board of Directors or its shareholders; without limiting the generality of the foregoing, establishing the objectives, action plans, policies and strategies of the Corporation and its subsidiaries and, with the approval of the Board of Directors, implementing same, and performing all other tasks which may be assigned to him from time to time by the Board of Directors of the Corporation.

At the beginning of each year, the President and Chief Executive Officer’s objectives are approved by the Board of Directors, upon recommendation of the Human Resources Committee.

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Canadian Securities Administrators Corporate Governance Guidelines	Observations

ORIENTATION AND CONTINUING EDUCATION

7.      The board should ensure that all new directors receive a comprehensive orientation. All new directors should understand the nature and operation of the issuer’s business. The board should provide continuing education opportunities for all directors.

7.      There is a training and orientation program intended for new members of the Board of Directors. Pursuant to this program, the new directors are provided with reports on the Corporation’s business operations and internal affairs. The new directors meet with the Chair of the Board of Directors and the President and Chief Executive Officer to discuss the operations of the Corporation and the Corporation’s expectations towards each director. The Chair of the Board of Directors also informs new directors about the Corporation’s corporate governance practices and, in particular, the role of the Board of Directors, its committees and each director. This program also allows new directors to visit the Corporation’s main facilities and to meet the executive officers.

The Corporation acknowledges that a board of directors’ good performance stems from directors who are well informed; as such, the Corporation provides each director with a handbook that contains relevant documentation and information about the Corporation, including the Information Policy and the Directors’ Code of Ethics.

At each meeting of the Board of Directors, the directors have the opportunity to hear presentations given by executive officers on various topics regarding the Corporation’s operations. The directors also take part, at least once a year, in organized visits of the Corporation’s facilities and food stores. On a yearly basis, the Corporate Governance Committee reviews and suggests matters upon which information sessions for Board members would be appropriate. Board members also have the opportunity to share their interest in that regard. This year, one (1) of the information sessions that took place focused on information systems of the Corporation, which allowed Board members to better understand the impact of such systems on the Corporation’s activities. Board members and executives attended a strategic planning session which also took place this year.

The Corporation ensures that all directors are members of the Institute of Corporate Directors (“ICD”). ICD is a member- based organization regrouping a community of directors in Canada and offering educational and training activities.

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Canadian Securities Administrators Corporate Governance Guidelines	Observations

BUSINESS ETHICS
8. The board should adopt a written code of business conduct and ethics. The code should be applicable to directors, officers and employees of the issuer.

8.      The Board of Directors has adopted a code of ethics for directors (the “Directors’ Code of Ethics”) and a new Code of conduct for executives and employees. These codes are available on the SEDAR Website (www.sedar.com) and on the Corporation’s Website (www.corpo.metro.ca). These codes address the elements recommended in Policy Statement 58-201 to Corporate Governance Guidelines of the Canadian Securities Administrators (“Policy Statement 58-201”). These codes also have provisions prohibiting employees and directors of the Corporation from short selling, directly or indirectly, the Corporation’s Shares or Options or trading in put or call options, as well as executive compensation clawback provisions (for further details on these provisions, please refer to the “Other Key Policies of the Corporation” section on pages 43 and 44 of this Circular).The Board has also adopted a “Director Resignation Policy” which requires a director to offer his or her resignation to the Chair of the Board of Directors, same being subject to the approval of the Board of Directors, in the event that: i) such director no longer meets the legal requirements or those set forth by the Board of Directors; or ii) there is a material change in the functions of such director, responsibilities or tasks; or iii) such director has breached or noted a potential breach to the Directors’ Code of Ethics.

9.      The board should be responsible for monitoring compliance with the code of ethics. Any waivers from the code that are granted for the benefit of the issuer’s directors or executive officers should be granted by the board (or a board committee) only.

9.      The Corporate Governance Committee is responsible for overseeing compliance with the Directors’ Code of Ethics. This committee is also responsible for reviewing the Directors’ Code of Ethics to make sure that it is up to date and that it covers all regulatory requirements and corporate governance matters. The Human Resources Committee is responsible for overseeing compliance with the Code of conduct applicable to senior executives. The Corporation’s Vice-President, Human Resources, makes recommendations to the Human Resources Committee whenever the Corporation’s senior management deems that amendments need to be made to the Code of conduct. Furthermore, every year, or otherwise when needed, she reports to the Human Resources Committee on any non-compliance with the Code of conduct by senior executives of the Corporation. No waivers have been sought for directors or senior executives and there are no breaches to report in this respect.

10. The board must ensure that directors exercise independent judgment in considering transactions and agreements in which a director or executive officer has a material interest.

10.    The Directors’ Code of Ethics provides that: “every director must avoid situations involving a conflict of interest between his or her personal interests and his or her obligations as a director. Every director must disclose to the Board any direct or indirect interest in any organization, business or association that could place the director in a conflict of interest. A director should not participate in any discussion or decision relating to the organization, business or association in which such director has such an interest. The director should also withdraw from the meeting for the duration of any discussions and votes on the matter.” The Directors’ Code of Ethics further

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Canadian Securities Administrators Corporate Governance Guidelines	Observations

provides that: “any transaction outside the ordinary course of business between a director and the Corporation must be submitted to the Corporate Governance Committee for its prior approval. If a member of the Committee is concerned, that member should be excluded from the Committee’s proceedings and the discussions relating to the matter.” The Code of conduct applicable to senior executives specifies, among other things, that executives and employees must avoid situations of conflict of interests. Moreover, the Code of conduct applicable to senior executives specifies that: “ Employees shall avoid situations where they may become involved, directly or indirectly, in a business similar to, or in competition with, METRO’s or in any entity that does or seeks to do business with METRO”. Every year, the directors and senior executives of the Corporation must declare all conflicts of interest in a questionnaire, and must furthermore notify the Corporation of any subsequent change in their situation. The Corporation’s Vice-President, General Counsel and Corporate Secretary, reviews the directors’ questionnaires and reports back to the Corporate Governance Committee about all actual or potential breach of the Directors’ Code of Ethics regarding conflicts of interest. The Corporation’s Vice-President, Human Resources, executes the same duties with respect to actual or potential conflicts of interest of any senior executives by informing, whenever necessary, the Human Resources Committee.

11. The board must take steps to encourage and promote a culture of ethical business conduct.

11.    The rules of conduct applicable to employees found in the Code of conduct specify, among other things, that all executives and employees must act with care, honesty, diligence, efficiency, commitment, loyalty and fidelity in order to ensure that the Corporation maintains a reputation of quality, dependability and integrity. The Code of conduct also requires that employees perform their duties in the best interest of the Corporation and its shareholders while respecting human rights and the law. In addition, not only does the Code of conduct incites employees to avoid all conflicts of interest throughout their work but said code also incites them not to accept gifts unless same qualifies as a business practice defined in the Code of conduct. When hired, all employees must sign a form pursuant to which they acknowledge having read the Code of conduct and undertake to comply with same. They must also sign a disclosure of private interests form, which is updated on a regular basis.

All new candidates to the position of director receive a copy of the Directors’ Code of Ethics, acknowledge in writing that they have read and understood said Code of Ethics and undertake to respect same. The list of competencies and expectations of directors provides that the directors of the Corporation must act with integrity and respect the highest ethical and fiduciary standards.

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Canadian Securities Administrators Corporate Governance Guidelines	Observations

NOMINATION OF DIRECTORS
12. The board should appoint a nominating committee composed entirely of independent directors.

12.    The Corporate Governance Committee is responsible for succession planning of the Board of directors and recommending nominees to the Board of Directors for the position of directors of the Corporation. The committee is comprised of five (5) directors, all of whom are independent.

13.    The nominating committee should have a written charter that clearly establishes the committee’s purpose, responsibilities, member qualifications, member appointment and removal, structure, operations and manner of reporting to the board. In addition, the nominating committee should be given authority to engage and compensate any outside advisor that it determines to be necessary to permit it to carry out its duties.

13.    The Board of Directors has adopted a mandate for the Corporate Governance Committee as well as an administrative resolution governing the procedure of all committees. The Corporate Governance Committee, pursuant to these documents, carries all of the responsibilities recommended in Policy Statement 58-201, and its mandate further provides that it has the authority to retain the services of an external advisor, if need be. Every year, the Corporate Governance Committee reviews its mandate to determine if it requires updating and in such case, makes recommendations to this effect to the Board of Directors.

For further details, the text of the Corporate Governance Committee’s mandate is included in Exhibit E to this Circular.

14.    Prior to nominating or appointing individuals as directors, the board should adopt a process involving the following steps: consider what competencies and skills the board, as a whole, should possess and assess what competencies and skills each existing director possesses.

14.    The Board of Directors has established and adopted the “List of competencies and expectations of Directors”, the text of which is included in Exhibit F to this Circular. In addition, the Corporate Governance Committee has also established a skills and experience matrix of the directors currently serving on the Board of Directors. This matrix showing the skills and experience of the nominees for the positions of director can be found on page 13 of this Circular. The Corporate Governance Committee ensures that the choice of nominees takes into account the competencies, experience and skills that the Board of Directors should overall possess, and reports back to the Board of Directors accordingly.

15. The board should also consider the appropriate size of the board, with a view to facilitating effective decision- making by the board.

15.    The Board of Directors examines its size on a yearly basis. Regarding the upcoming year, the Board of Directors has concluded that it would remain efficient with 13 members, such number being sufficiently high so as to allow a diversity of point of views without hindering its efficiency.

16.    The nominating committee should be responsible for identifying individuals qualified to become new board members and recommending to the board the new director nominees for the next annual meeting of shareholders.

16.    The Corporate Governance Committee is responsible for identifying and recommending to the Board of Directors new nominees for the position of director. As such, the committee maintains an “evergreen” list of potential nominees. Prior to the selection of any new nominee for the position of director, the Chair of the Board of Directors, the President and Chief Executive Officer and the Chair of the Corporate Governance Committee meet with the potential nominee in order to evaluate his competencies and independence.

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Canadian Securities Administrators Corporate Governance Guidelines	Observations

17.    In making its recommendations, the nominating committee should consider the competencies and skills that the board considers to be necessary for the board, as a whole, to possess and those that the board considers each existing director and new nominee to possess.

17.    The Corporate Governance Committee ensures that the Board of Directors possesses all of the required competencies, experience and skills. It also ensures that all nominees for the position of director possess all required competencies, experience and skills to complete the Board’s team and carry out its mandate efficiently.

COMPENSATION
18. The board should appoint a compensation committee composed entirely of independent directors.	18. The Human Resources Committee is comprised of five (5) directors, all of whom are independent.

19.    The compensation committee should have a written charter that establishes the committee’s purpose, responsibilities, member qualifications, member appointment and removal, structure, operations and the manner of reporting to the board. In addition, the compensation committee should be given authority to engage and compensate any outside advisor that it determines to be necessary to permit it to carry out its duties.

19.    The Board of Directors has adopted a mandate for the Human Resources Committee as well as an administrative resolution governing the procedure of all committees. The Human Resources Committee, pursuant to these documents, carries all of the responsibilities recommended in Policy Statement 58-201, and its mandate further provides that it has the authority to retain the services of an external advisor, if need be. Every year, the Human Resources Committee reviews its mandate to determine if it requires updating and in such case, makes recommendations to this effect to the Board of Directors.

For further details, the text of the Human Resources Committee’s mandate is included in Exhibit C to this Circular.

20.    The compensation committee should be responsible for: reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those corporate goals and objectives, and determining (or making recommendations to the board with respect to) the CEO’s compensation level based on this evaluation; making recommendations to the board with respect to non-CEO officer compensation, incentive-compensation plans and equity-based plans and reviewing executive compensation disclosure before the issuer publicly discloses this information.

20.    These responsibilities are specified in the Human Resources Committee’s mandate. The “Executive Compensation” section, which can be found on pages 23 to 44 of this Circular, indicates the manner in which the Human Resources Committee performs its task.

The directors’ compensation is recommended to the Board of Directors by the Corporate Governance Committee. Such recommendation is based on the compensation paid to directors of the companies included in the reference group, the directors’ involvement, their responsibilities and the risks which they assume, as well as the best practices in Canada.

OPERATIONS OF THE BOARD OF DIRECTORS
21. Identify the standing committees of the board other than the audit, nominating and compensation committees, and describe their function.

21.    The standing committees of the Board of Directors are: the Human Resources Committee, the Audit Committee and the Corporate Governance Committee. The texts of these committees’ mandates are included in Exhibits C, D and E to this Circular.

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Canadian Securities Administrators Corporate Governance Guidelines	Observations
22. The board, its committees and each individual director should be regularly assessed regarding his, her or its effectiveness and contribution.

22.    The Corporate Governance Committee is responsible for overseeing the Corporation’s corporate governance matters. Said committee assesses on an annual basis the overall effectiveness of the Board of Directors, of its committees and of each of its members using a questionnaire which is distributed to each director, and submits its conclusions to the Board of Directors. Every year, said committee ensures that the mandate of each committee of the Board of Directors is carried out. The committee’s assessment also pertains to the manner in which the Chair of the Board of Directors and the Chairs of each committee fulfill their duties.

The individual assessment of each member of the Board of Directors consists of a two-part questionnaire completed by each director. The first part consists of a performance analysis by each director of the Board of Directors and the directors and the second part consists of a self-assessment. This assessment is completed and followed by meetings between the Chair of the Board of Directors and each director.

The results of this analysis are reviewed by the Corporate Governance Committee. The Corporate Governance Committee Chair submits a complete report of said analysis results to the Board of Directors and, in light of the foregoing, the Corporate Governance Committee and the Board of Directors assess the process, the effectiveness and/or the need for change in the composition of the Board of Directors and its committees or with respect to their Chairs.

Following the Corporate Governance Committee and the Board of Directors’ analysis of the above mentioned report, management is advised of the relevant recommendations for improvements, in particular with respect to training and development programs for directors, which require its involvement.

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EXHIBIT H

MANDATE OF THE CHAIR OF THE BOARD OF DIRECTORS

The mandate of the Chair of the Board of Metro Inc. (the “Corporation”) sets out the responsibilities of the Chair of the Board and what is expected of him. These responsibilities and expectations are in addition to the Chair of the Board’s responsibilities pursuant to legislation. The Chair of the Board shall also have the responsibilities and powers assigned to the Chair of the Board pursuant to the Corporation’s articles and by-laws as well as those which may be specifically assigned to the Chair of the Board from time to time by the Board of Directors.

The Chair of the Board of the Corporation has the following responsibilities:

Effectiveness of the Board

The Chair:

•	ensures that the members of the Board of Directors work as a team, in an effective and productive manner, and demonstrates the necessary leadership to achieve this objective;

•	ensures that the Board of Directors has the administrative support necessary to perform its work;

•	ensures that the directors receive the appropriate information to perform their duties.

Management of the Board

The Chair:

•	ensures that the Board of Directors fulfills its mandate;

•	chairs the meetings of the Board of Directors and those of the external directors;

•	establishes with the President and Chief Executive Officer the agenda for each meeting of the Board of Directors;

•	takes the necessary measures so that the meetings of the Board of Directors are effective and productive and that an appropriate period of time is set aside to study and consider each item on the agenda;

•	Once the potential nominees for the position of director of the Corporation have been identified by the Corporate Governance and Nominating Committee, meets with such nominees to explore their interest and aptitude to sit on the Corporation’s Board of Directors;

•	meets with all Board members and seeks their feedback on Board and committee effectiveness and other matters;

•	When deemed appropriate, attends the meetings of Board committees and provides comments and advice to members of these committees, as needed.

Senior executives, shareholders and other stakeholders of the Corporation

The Chair:

•	fosters a strong working relationship between the Board of Directors and senior management. Specifically, the Chair periodically meets with the President and Chief Executive Officer to discuss issues relating to governance and the Corporation’s results, and keeps the President and Chief Executive Officer informed of any comments and advice of directors;

•	chairs meetings of shareholders;

•	Together with the President and Chief Executive Officer, fosters strong relationships between the Corporation and key stakeholders including investors and shareholders;

•	ensures that the Board participates in the strategic development of the Corporation.

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EXHIBIT I

MANDATE OF COMMITTEE CHAIRS

The mandate of the chairs of Metro Inc. Board committees sets out the responsibilities of each committee chair and what is expected of him. The chair of a committee has the following responsibilities:

EFFICIENCY OF THE COMMITTEE

•	the Chair ensures that the members of the committee work as a team, in an effective and productive manner, and demonstrates the necessary leadership to achieve this objective;

•	the Chair ensures that the committee has the administrative support necessary to perform its work;

•	the Chair ensures that the directors receive the appropriate information to perform their duties.

MANAGEMENT OF THE COMMITTEE

•	the Chair ensures that the committee fulfills its mandate;

•	the Chair chairs the meetings of the committee;

•	the Chair establishes with the Chair of the Board and the President and Chief Executive Officer the agenda for each meeting of the committee;

•	the Chair takes the necessary measures so that the meetings of the committee are effective and productive and an appropriate period of time is set aside to study and consider each item on the agenda;

•	each committee Chair periodically provides the Board with a report on the work and all the decisions or recommendations of the committee.

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